UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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REPUBLIC SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2014

Dear Stockholder:

We invite you to attend the 2014 annual meeting of stockholders (the “Annual Meeting”) of Republic Services, Inc., which we will hold at 10:30 a.m., local time, on Thursday, May 8, 2014 at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Annual Report on Form 10-K to you on the internet. We believe that posting these materials on the internet enables us to reduce the environmental impact of our Annual Meeting, provide you the information you need more quickly, and lower our printing and delivery costs. On or about March 26, 2014, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and Annual Report on Form 10-K and vote electronically via the internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of these materials.

Whether or not you plan to attend in person, it is important that you have your shares represented at the Annual Meeting. We urge you to vote and to submit your proxy as promptly as possible. If you are a registered stockholder and attend the Annual Meeting, you may revoke your proxy and vote your shares in person. If you hold your shares through a bank or broker and you want to vote your shares in person at the meeting, please contact your bank or broker to obtain a legal proxy. Thank you.

Sincerely,

James W. Crownover	Donald W. Slager
Chairman of the Board	President & Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 8, 2014

This Proxy Statement relating to the 2014 annual meeting of stockholders and the Annual Report on Form 10-K for the year ended December 31, 2013 are available at www.proxyvote.com.

March 26, 2014

REPUBLIC SERVICES, INC.

18500 NORTH ALLIED WAY

PHOENIX, ARIZONA 85054

NOTICE OF THE 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2014

To the Stockholders of Republic Services, Inc.:

The 2014 annual meeting of stockholders (the “Annual Meeting”) of Republic Services, Inc., a Delaware corporation (“Republic,” “we,” “us” or “our”), will be held at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260, on May 8, 2014 at 10:30 a.m., local time, for the following purposes:

(1)	To elect 10 directors to a term of office until the 2015 annual meeting of stockholders or until their respective successors are duly elected and qualified;

(2)	To hold an advisory vote to approve our named executive officer compensation;

(3)	To ratify the appointment of our independent registered public accounting firm for 2014;

(4)	To approve the Amended and Restated Executive Incentive Plan;

(5)	To consider a stockholder proposal regarding payments upon the death of a senior executive, if presented at the Annual Meeting;

(6)	To consider a stockholder proposal regarding political contributions and expenditures, if presented at the Annual Meeting;

(7)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 11, 2014 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment of it. A list of such stockholders will be available commencing April 1, 2014, and may be examined prior to the Annual Meeting at our corporate headquarters during normal business hours.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Annual Report on Form 10-K on the internet. Stockholders of record have been mailed a Notice of Internet Availability of Proxy Materials, which provides stockholders instructions on how to access the proxy materials and our Annual Report on Form 10-K on the internet and, if they prefer, how to request paper copies of these materials. We believe that posting these materials on the internet enables us to reduce the environmental impact of our Annual Meeting, provide you the information you need more quickly, and lower our printing and delivery costs.

Your participation at our Annual Meeting is important. To ensure your representation, if you do not expect to be present at the meeting, please vote your shares as instructed in your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card at your earliest convenience. Your prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

By Order of the Board of Directors,

James W. Crownover	Donald W. Slager
Chairman of the Board	President & Chief Executive Officer

Phoenix, AZ

March 26, 2014

REPUBLIC SERVICES, INC.

18500 NORTH ALLIED WAY

PHOENIX, ARIZONA 85054

PROXY STATEMENT

REGARDING

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2014

We are providing this proxy statement to stockholders in connection with the solicitation by the Board of Directors (the “Board”) of Republic Services, Inc., a Delaware corporation (“Republic,” “we,” “us” or “our”), of proxies to be voted at the annual meeting of stockholders to be held in Scottsdale, Arizona on May 8, 2014 (the “Annual Meeting”), and at any adjournment thereof, for the purposes set forth in the accompanying notice.

The Securities and Exchange Commission (“SEC”) allows us to deliver a single Notice of Internet Availability of Proxy Materials to one address shared by two or more stockholders. This delivery method is referred to as “householding” and can result in cost savings for us. We deliver a single package containing Notices of Internet Availability of Proxy Materials to multiple stockholders who share an address. If you prefer to receive separate packages containing the Notices of Internet Availability of Proxy Materials, or if you currently are a stockholder sharing an address with another stockholder and wish to receive only one package containing future Notices of Internet Availability of Proxy Materials for your household, please send us your request in writing at the following address: Republic Services, Inc., Attn: Investor Relations Department, 18500 North Allied Way, Phoenix, Arizona 85054.

As permitted by the “notice and access” rules adopted by the SEC, we are making our proxy statement and our Annual Report on Form 10-K available electronically via the internet. On or about March 26, 2014, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our Annual Report on Form 10-K and how to vote online. Stockholders who receive the notice will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q.	What is the record date and who may vote at the Annual Meeting?

A.	Our only voting stock currently outstanding is our common stock. You may vote if you were a holder of record of Republic common stock as of the close of business on March 11, 2014 (the “Record Date”).

The trustee of our 401(k) Plan will vote shares held in each participant’s account in accordance with instructions provided by the participant on a completed proxy card. If a participant does not provide a completed proxy card, the trustee of the 401(k) Plan will vote the shares in a participant’s account in the same proportion that it votes shares for which it received valid and timely proxy cards from other participants or as otherwise required by applicable law.

Q.	What will I be voting on?

A.	The following proposals will be considered at the Annual Meeting:

•	election of directors (“Proposal 1”);

•	advisory vote to approve our named executive officer compensation (“Proposal 2”);

•	ratification of the appointment of our independent registered public accounting firm for 2014 (“Proposal 3”);

•	approval of the Amended and Restated Executive Incentive Plan (“Proposal 4”);

•	a stockholder proposal regarding payments upon death of a senior executive, if it is presented at the Annual Meeting (“Proposal 5”);

•	a stockholder proposal regarding political contributions and expenditures, if presented at the Annual Meeting (“Proposal 6”).

Q.	How many votes do I have?

A.	You will have one vote for every share of our common stock you owned as of the close of business on March 11, 2014.

Q.	What constitutes a quorum for the Annual Meeting?

A.	As of March 11, 2014, 358,603,053 shares of our common stock were outstanding and entitled to vote. A quorum is at least a majority of the voting power represented by the shares of our common stock, or 179,301,527 shares. Abstentions and broker shares, which are shares held in street name, that are voted as to any matter presented at the meeting will be included in determining the number of shares present or represented at the Annual Meeting. Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining the number of shares present or represented. A quorum must be present or represented at the Annual Meeting for any action to be taken. If a quorum is not present or represented, the holders of a majority of the shares entitled to vote who are present or represented at the Annual Meeting, or the chairman of the meeting, may adjourn the Annual Meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Q.	How many votes are required to approve the proposals, assuming a quorum?

A.	The affirmative vote of the majority of votes cast with respect to that director’s election at the Annual Meeting is required for the election of each director (Proposal 1). The affirmative vote of the holders of a majority of the voting power of the shares of common stock present or represented by proxy and entitled to vote is required for approval of Proposals 2, 3, 5 and 6. The affirmative vote of a majority of the votes cast, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal, is required for the approval of Proposal 4.

Q.	How do I vote?

A.	To vote, you may:

•

vote in person — we will pass out written ballots at the Annual Meeting to stockholders of record and beneficial owners who hold their shares in street name and who have obtained a valid proxy from their broker, bank or other nominee;

•

vote electronically via the internet or by telephone — to do so, please follow the instructions shown on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card; or

•

vote by mail — if you received a paper proxy card or voting instruction card by mail, simply complete, sign, date and return it in the envelope provided so that it is received before the Annual Meeting.

The internet and telephone voting procedures have been designed to verify stockholders’ identities and allow stockholders to confirm that their voting instructions have been properly recorded. Stockholders whose shares are held for them by brokers, banks or other nominees should follow the instructions provided by the nominees.

Submitting your proxy or voting instructions, whether electronically via the internet, by telephone or by mail, will not affect your right to vote in person if you decide to attend the Annual Meeting. If, however, you hold your shares in street name, you must request a valid proxy from your broker, bank or other nominee to vote in person at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please ensure that your vote is counted.

Q.	What if I do not give specific voting instructions?

A.	Stockholders of Record. If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote on a particular matter, then your shares will be voted in accordance with the Board’s recommendations on all matters presented in this proxy statement. Your shares will be voted as the proxy holders determine in their discretion regarding any matters not presented in this proxy statement that are properly presented for a vote at the Annual Meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card, then your shares will be voted in accordance with your instructions.

Beneficial Owners.  If you are a beneficial owner and hold your shares in street name and do not provide your broker, bank or other nominee with voting instructions, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on “routine” matters, such as the ratification of the selection of our independent public accountants, but do not have discretion to vote on “non-routine” matters. The ratification of the appointment of our independent registered public accounting firm for 2014 (Proposal 3) is a matter considered “routine” under applicable rules. The election of directors (Proposal 1), the advisory vote to approve named executive officer compensation (Proposal 2), the approval of the Amended and Restated Executive Incentive Plan (Proposal 4), the stockholder proposal regarding payments upon the death of a senior executive (Proposal 5) and the stockholder proposal regarding political contributions and expenditures (Proposal 6) are matters considered “non-routine” under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters and, therefore, there will be broker non-votes on Proposals 1, 2, 4, 5 and 6.

Q.	What are broker non-votes?

A.	The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. The ratification of our independent registered public accounting firm is an example of a routine matter on which brokers may vote. Brokers may not vote their customers’ shares on non-routine matters unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are referred to as broker non-votes.

Q.	How are broker non-votes and abstentions counted?

A.	Abstentions and broker non-votes will have no effect on Proposal 1, as the election is determined by counting the votes actually cast where abstentions and broker non-votes are not treated as votes cast. With respect to Proposals 2, 3, 5 and 6, where the vote required is a majority of votes present and entitled to vote, abstentions will be equivalent to a vote cast against the proposal and broker non-votes will have no effect. For Proposal 4, where the vote required is a majority of votes cast, assuming a specified amount of votes are cast, broker non-votes will have no effect and abstentions will have the effect of a vote against the proposal.

Q.	Can I change my vote?

A.	Yes. If you have voted, you can change your vote at any time in one of three ways: (1), you can send us a written notice stating that you would like to revoke your proxy; (2) you can complete and submit a new proxy card, or cast a new vote by telephone or internet; or (3) you can attend the Annual Meeting and vote in person. Your attendance alone, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change these instructions.

Q.	Do I need to attend the Annual Meeting in person?

A.	No. Although you are welcome to attend, it is not necessary for you to attend the Annual Meeting to vote your shares.

Q.	How does the Board recommend I vote on the proposals?

A.	The Board recommends you vote:

•	FOR the election of the 10 nominees to the Board (Proposal 1);

•	FOR approval of our named executive officer compensation (Proposal 2);

•	FOR the ratification of the appointment of our independent registered public accounting firm for 2014 (Proposal 3);

•	FOR approval of the Amended and Restated Executive Incentive Plan (Proposal 4);

•	AGAINST the stockholder proposal regarding payments upon the death of a senior executive (Proposal 5); and

•	AGAINST the stockholder proposal regarding political contributions and expenditures (Proposal 6).

Q.	Where can I find more information about Republic?

A.	We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at our website at www.republicservices.com and at the SEC’s website at www.sec.gov.

Q.	Who can help answer my questions?

A.	If you have questions about the Annual Meeting or the proposals after reading this proxy statement, or require assistance voting your shares, you can call Georgeson Inc., which is assisting us with our proxy solicitation, toll-free at 1-800-248-3170.

PROPOSAL 1

ELECTION OF DIRECTORS

We are electing 10 directors at the Annual Meeting. Each director will hold office until our next annual meeting or until his or her successor is elected and qualified to serve on the Board. The Board has nominated 10 proposed directors (the “Nominees”) based on the recommendation of the Board’s Nominating and Corporate Governance Committee (the “Governance Committee”). Each Nominee has consented to be named in this proxy statement and has agreed to serve as a director if elected. If any Nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the size of the Board may be reduced accordingly. The Board is not aware of any existing circumstances likely to render any Nominee unavailable.

The Nominees who receive a majority of the votes cast by the holders of our common stock represented at the Annual Meeting, without giving effect to abstentions, will be elected directors. Republic is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, we have a director resignation policy in our bylaws. Under this policy, the Board will nominate for further service on the Board only those incumbent candidates who tender, in advance, irrevocable resignations. The Board has obtained such conditional resignations from all Nominees. The irrevocable resignations are contingent on the failure to receive the required vote at any annual meeting at which they are nominated for re-election and on Board acceptance of the resignation. The Governance Committee will recommend to the Board whether to accept or reject the tendered resignation. The Board will publicly disclose its decision within 90 days following certification of the election results. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy.

Under our bylaws, the number of directors is fixed from time to time by Board resolution and shall be not more than 13 (the majority of which must be independent of Republic for purposes of the rules of the NYSE). Our Board currently consists of 11 directors, but Mr. Lehmann is not standing for re-election at the Annual Meeting. The Board has decreased the fixed number of directors to 10 effective upon the election of directors at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of Nominees named in this proxy statement.

The Board recommends a vote “FOR” the election of all 10 Nominees to our Board.

BIOGRAPHICAL INFORMATION REGARDING DIRECTORS/NOMINEES AND EXECUTIVE OFFICERS

Director Changes in 2013 and 2014

Nolan Lehmann is not standing for re-election to the Board, but will continue to serve as a director until the Annual Meeting. Mr. Lehmann, a member of the Audit Committee and the Governance Committee, has served as an independent member of our Board since December 2008. Mr. Lehmann served as a director of Allied Waste Industries, Inc. (“Allied”) from October 1990 until December 2008, and was the Lead Director of Allied from February 2007 until its merger with Republic. He also served Allied as Chairman of the Audit and Compensation Committees at various times. We greatly appreciate Mr. Lehmann’s many years of valuable service to our Company.

Michael W. Wickham resigned as a director effective February 10, 2014 for health reasons. Mr. Wickham, who was a member of the Management Development and Compensation Committee (the “Compensation Committee”) and Integration Committee at the time of his resignation, served as an independent member of our Board from 2004 through his resignation. We greatly appreciate Mr. Wickham’s many years of valuable service to our company.

Tomago Collins was named a director in August 2013. Additional information on Mr. Collins is contained below under “Director Nominees.”

Gen. Ann E. Dunwoody (ret.) was named a director in August 2013. Additional information on Gen. Dunwoody is contained below under “Director Nominees.”

Director Nominees

Information about each of the Nominees to our Board is set forth below:

Director Name	Position Held	Age	Director Since
James W. Crownover	Director and Chairman	70	2008
Tomago Collins	Director	42	2013
Gen. Ann E. Dunwoody (ret.)	Director	61	2013
William J. Flynn	Director	60	2008
Michael Larson	Director	54	2009
W. Lee Nutter	Director	70	2004
Ramon A. Rodriguez	Director	68	1999
Donald W. Slager	Director, President and Chief Executive Officer	52	2010
Allan C. Sorensen	Director	75	1998
John M. Trani	Director	69	2008

JAMES W. CROWNOVER

James W. Crownover began serving as our non-executive Chairman of the Board on May 12, 2011 and will stay in that role until the Annual Meeting. Mr. Crownover was named a director in December 2008. Mr. Crownover served as a director of Allied from December 2002 until December 2008. Mr. Crownover completed a 30-year career with McKinsey & Company (“McKinsey”) when he retired in 1998. He led McKinsey’s Southwest practice for many years, and also co-headed the firm’s worldwide energy practice. In addition, he served as a member of McKinsey’s board of directors. Mr. Crownover also currently serves as a director of Chemtura Corporation (“Chemtura”), Weingarten Realty Investors (“Weingarten”), and FTI Consulting, Inc. (“FTI”). In the past, he served on the boards of Unocal Corporation from 1998 to 2003 and Great Lakes Chemical Company from 2000 to 2006. Mr. Crownover recently left the Board of Trustees of Rice University after serving 15 years on the board and 8 years as chairman. He also serves as a director of the M.D. Anderson Foundation Board of Directors.

Mr. Crownover brings a wealth of management experience and business understanding to our Board. His 30 years in the management consulting industry have given him front-line exposure to many of the issues facing public companies, particularly on the strategic, operational and financial fronts. At Weingarten, he serves as chair of the Governance Committee and is a member of the Compensation Committee. At FTI, he serves as chair of the Compensation Committee and is a member of the Governance Committee. At Chemtura, he chairs the Environmental Safety Committee and is a member of the Compensation and Governance Committee. We believe his experience on the boards of directors and board committees of several major public companies, as well as his service as a director of McKinsey and his leadership of its Southwest practice and his co-heading of its worldwide energy practice, give him an abundance of relevant experience to serve as a director.

TOMAGO COLLINS

Tomago Collins was named a director in August 2013. He currently serves as a senior executive at Kroenke Sports & Entertainment (“Kroenke”), which he joined in 2003, and has helped lead the company in numerous areas of growth in the last decade, playing an integral role in launching Altitude Sports & Entertainment, a regional sports network viewed by millions of people throughout the Rocky Mountains. Mr. Collins serves as the strategic communications and public affairs executive for all Kroenke-owned sports, entertainment, real estate, ranch and vineyard products, including Arsenal Football Club, the St. Louis Rams, Denver Nuggets, Altitude, the Outdoor Channel, World Fishing Network and the Pepsi Center. He also works closely with senior management of Kroenke on business development, mergers and acquisitions, and strategic planning. Before joining Kroenke, Mr. Collins was a journalist at The (Louisville) Courier-Journal and CNN International.

Mr. Collins brings a significant background of business development, strategic planning and public affairs experience to our Board. In addition to his diverse work at Kroenke, he currently serves on the Boards of Directors of the Playing for Change, Colorado Make a Wish, Global Down Syndrome and Colorado I Have a Dream Foundations.

GEN. ANN E. DUNWOODY (RET.)

Gen. Ann E. Dunwoody (ret.) was named a director in August 2013. She retired as a four-star Army General in October 2012 after 37 years of historic and distinguished service. For the last four years of her service, she led the largest global logistics command in the Army, comprised of 69,000 military and civilian personnel located in 50 states and more than 140 countries. Gen. Dunwoody was responsible for the Army’s research and development, installation and contingency contracting, security assistance, supply chain management, and maintenance functions, supporting all Army depots, manufacturing sites, and ammunition plants. She managed a budget of $60 billion and was responsible for oversight of approximately $70 billion in service contracts. Gen. Dunwoody was the first woman in United States military history to achieve a four-star officer rank.

Gen. Dunwoody’s budget oversight, operations, strategic, supply chain and logistics experience give her a deep appreciation and significant understanding of the challenges and issues facing a company such as ours. In addition to her distinguished military career, Gen. Dunwoody is president of First 2 Four LLC, a leadership mentoring and strategic advisory services company that offers visionary insights for managing large organizations to posture them for the future. She serves on the Boards of Directors of L-3 Communications and Logistics Management Institute, and is a member of the United States Army’s Council of Trustees.

WILLIAM J. FLYNN

William J. Flynn was named a director in December 2008. Mr. Flynn served as a director of Allied from February 2007 until December 2008. Mr. Flynn is the President and Chief Executive Officer of Atlas Air Worldwide Holdings, Inc. (“Atlas”). Prior to joining Atlas in 2006, Mr. Flynn served as President and Chief Executive Officer of GeoLogistics Corporation (“GeoLogistics”) from 2002 until its sale in 2005. Mr. Flynn was a Senior Vice President with CSX Corporation from 2000 to 2002 and held various positions of increasing responsibility with Sea-Land Service Inc. from 1977 to 1999. Mr. Flynn served as a director of Horizon Lines, Inc. from 2006 to 2012. Mr. Flynn also currently serves as a director of Atlas and as a director of the Airlines for America Association. He has been named a 2014 Financial Times Outstanding Director.

Mr. Flynn is well-positioned to serve as a director. With his years of experience as Chief Executive Officer of Atlas and GeoLogistics, Mr. Flynn brings to the Board proven leadership and managerial experience at the most senior level and, with that, a keen appreciation of the financial, operational, compensation and other issues faced by public and private companies. His 37-year career in international supply chain management and freight transportation also gives him particular awareness of issues faced by companies like Republic. Mr. Flynn also has experience as both an inside and independent director, giving him a unique perspective that he brings to his service on our Board.

MICHAEL LARSON

Michael Larson was named a director in October 2009. Mr. Larson is the chief investment officer to William H. Gates III and is responsible for Mr. Gates’ non-Microsoft investments as well as the investments of the Bill & Melinda Gates Foundation Trust. Prior to working for Mr. Gates, Mr. Larson was with Harris Investment Management, Putnam Management Company and ARCO. Mr. Larson currently serves on the board of directors and the Compensation Committee of AutoNation, Inc., the board of directors and the Finance and Safety, Health and Environment Committees of Ecolab, Inc., and the board of directors of Grupo Televisa, S.A.B. and Fomento Mexicano Economica, S.A.B.de C.V. In addition, he is Chairman of the Board of Trustees for Western Asset/Claymore Inflation-Linked Securities & Income Fund and Western Asset/Claymore Inflation-Linked Opportunities & Income Fund, and sits on their respective Audit Committees and Governance and Nominating Committees. Mr. Larson is a Trustee and Co-Chair of the Investment Committees at Claremont McKenna College and Chair of the Investment Committee of Lakeside School. Mr. Larson also serves on the Investment Committee for the University of Washington. Mr. Larson served as a director of Pan American Silver Corp. from November 1999 through December 2010.

Mr. Larson has 33 years of investment experience, giving him a broad understanding of the capital markets, business cycles, capital investment and allocation, and an appreciation of the interests of long-term stockholders. Mr. Larson’s service on our Board offers the perspective of our largest stockholder, Mr. Gates’ Cascade Investment, L.L.C.

W. LEE NUTTER

W. Lee Nutter was named a director in February 2004, and served as our Presiding Director from October 2006 through January 1, 2011, when we eliminated the Presiding Director role following our decision to separate the roles of Chairman of the Board and Chief Executive Officer. Prior to his retirement from that company in 2007, Mr. Nutter was Chairman, President and Chief Executive Officer of Rayonier, Inc., a leading international forest products company primarily engaged in activities associated with timberland management, the sale and entitlement of real estate, and the production and sale of high value specialty cellulose fibers. Mr. Nutter also served as a director of Rayonier, Inc. from 1996 to 2007 and of the North Florida Regional Board of SunTrust from 2004 to 2009. He continues to serve as a director of NiSource Inc. and as a non-executive Chairman of J.M. Huber Corporation. Mr. Nutter is a member of the University of Washington Foster School of Business Advisory Board.

Mr. Nutter was with Rayonier, Inc. for over 40 years, ultimately as its Chairman, President and Chief Executive Officer. His experience has provided him a thorough knowledge and understanding of the financial, operational, compensation and other issues faced by large public companies. Based on his experience and expertise in the global forest products industry with its focus on environmental compliance objectives similar to Republic’s, we believe Mr. Nutter also brings a unique and valuable perspective to our Board’s consideration of environmental compliance. Mr. Nutter’s appreciation of the role of directors through his experience as both an inside and independent director of other companies positions him well to serve as a director.

RAMON A. RODRIGUEZ

Ramon A. Rodriguez was named a director in March 1999. Subject to his election as a director at the Annual Meeting, he will commence a two-year term as Chairman immediately after the Annual Meeting. Mr. Rodriguez served as President and Chief Executive Officer of Madsen, Sapp, Mena, Rodriguez & Co., P.A., a firm of certified public accountants, from 1981 through 2006 when the firm was acquired by Crowe Horwath LLP. He is a past Chairman of the Florida Board of Accountancy and was also President of the Florida Institute of Certified Public Accountants. Mr. Rodriguez serves as a director, chair of the Audit Committee and member of the Nominating and Corporate Governance Committee of Alico, Inc., a company involved in the agriculture business. Mr. Rodriguez served on the board of Swisher Hygiene, Inc., as Chairman of its Audit Committee and as a member of its Compensation Committee, from November 2010 through January 2011. In 1975 he was a founder and Treasurer of DME Corporation, a company involved in aerospace and defense that was sold in 2009. Mr. Rodriguez also serves as a director of PBS and as a member of its Audit and Finance Committees and Investment Subcommittee.

Mr. Rodriguez is an experienced financial leader with the skills necessary to serve as a director and as Chairman of the Board. In his 38-year career in public accounting, Mr. Rodriguez developed vast accounting and financial experience and particular insight regarding the external and internal audit functions for a multitude of companies. He combines this expertise with experience as a public company director, Audit Committee chairman, member of the Nominating and Corporate Governance Committee and former board Chairman at Alico. Mr. Rodriguez also provides substantial management experience gained from his years as an executive of DME Corporation and as Chief Executive Officer of Madsen, Sapp, Mena, Rodriguez & Co., P.A.

DONALD W. SLAGER

Donald W. Slager was named a director in June 2010. Mr. Slager became our President and Chief Executive Officer on January 1, 2011, after having served as our President and Chief Operating Officer from December 2008 until he became our President and Chief Executive Officer. While with Allied, Mr. Slager served as President and Chief Operating Officer from January 2005 through December 2008 and as Executive Vice President and Chief Operating Officer from June 2003 through December 2004. Mr. Slager was Senior Vice President Operations from December 2001 to June 2003. Previously, Mr. Slager served as Vice President — Operations from February 1998 to December 2001, as Assistant Vice President — Operations from June 1997 to February 1998, and as Regional Vice President of the Western Region from June 1996 to June 1997. Mr. Slager also served as District Manager for the Chicago Metro District from 1992 to 1996. Before Allied’s acquisition of National Waste Services in 1992, he served at National Waste Services as General Manager from 1990 to 1992 and in other management positions with that company beginning in 1985. Mr. Slager also serves on the board of directors of UTi Worldwide, Inc., Chairman of its Nominating and Corporate Governance Committee, and as a member of its Compensation Committee.

Mr. Slager brings to our Board more than 33 years of experience in the solid waste and recycling industry, including 28 years with Republic or Allied. He served as Chief Operating Officer of Republic or Allied from 2003 through 2010, prior to becoming our Chief Executive Officer beginning in 2011. Mr. Slager’s proven track record as a leader with extensive experience in the industry positions him well to serve as a director and as our President and Chief Executive Officer.

ALLAN C. SORENSEN

Allan C. Sorensen was named a director in November 1998. Mr. Sorensen is a co-founder of Interim Health Care, Inc., which Interim Services, Inc., later known as Spherion Corporation, spun off in October 1997. From October 1997 through January 2013, Mr. Sorensen served as Interim Health Care’s Vice Chairman. From February 2004 through February 2007, Mr. Sorensen also served as Interim Healthcare’s Chief Executive Officer and President. Before the spin-off, Mr. Sorensen served as a director and in various capacities as either President, Chief Executive Officer or Chairman of Interim Services from 1967 to 1997. He also was a member of the board of directors of H&R Block, Inc. from 1979 until 1993. In 1994, Mr. Sorensen became a minority owner and director of privately owned Let’s Talk Cellular & Wireless, Inc., which completed an initial public offering in November 1997 and was purchased by Nextel Retail Stores, Inc. in 2001. In October 1999, Mr. Sorensen was elected to the board of directors of Corporate Staffing Resources, Inc. representing investors Wm. E. Simon & Sons, LLC and Mellon Ventures, L.P. The following year Mr. Sorensen was elected Chairperson and the company was sold in 2001. Mr. Sorensen was elected to the Board of Directors of Cape Success LLC, representing investor Deutsche Bank, in January 2003 and served until late 2007 when it was sold. Mr. Sorensen is also a five-term Chairman of the Home Health Services and Staffing Association and a past president and 14-year board member of the National Association of Temporary Staffing Services (now known as the American Staffing Association) and recipient of their 1992 Industry Leadership Award.

Mr. Sorensen is a demonstrated leader with a particular appreciation of staffing and personnel-related issues. Based on his years of experience as Chief Executive Officer of both Interim Health Care and Interim Services, during which time those companies accomplished the successful acquisition, integration and divestiture of a number of businesses, and based on his service as both an inside and independent director of a public company, Mr. Sorensen is well-positioned to serve on our Board.

JOHN M. TRANI

John M. Trani was named a director in December 2008. Mr. Trani served as a director of Allied from February 2007 until December 2008. Mr. Trani was Chairman of Accretive Commerce (formerly New Roads) from February 2004 until it was acquired in September 2007. Prior to that, Mr. Trani was Chairman and Chief Executive Officer of Stanley Works from 1997 until his retirement in 2003. Prior to joining Stanley Works, Mr. Trani served in various positions of increasing responsibility with General Electric Company (“GE”) from 1978 to 1996. Mr. Trani was a Senior Vice President of GE and President and Chief Executive Officer of its Medical Systems Group from 1986 to 1996. Mr. Trani also serves as an Executive Director of Tidewater Holdings and General Operating Partner of Stonepeak Infrastructure Partners.

Mr. Trani’s extensive business experience in senior operational roles at both Stanley Works and GE make him a significant contributor to our Board. As Chairman and Chief Executive Officer of Stanley Works, Mr. Trani gained a keen awareness of the financial, compensation, accounting and other issues that face a large public company. His service as both an inside and independent director further position him well to serve on our Board.

For biographical information on our non-director executive officers, see the section under the heading “Executive Officers.”

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Corporate Governance

We operate within a comprehensive plan of corporate governance that defines responsibilities, sets high standards of professional and personal conduct, and assures compliance with these responsibilities and standards. We continuously monitor developments and best practices in the area of corporate governance and enhance our plan as warranted. Following are some of the highlights of our corporate governance program.

Board Independence and Board Leadership Structure.  All members of our Board other than our Chief Executive Officer, and all members of our Board committees, are “independent directors” according to independence standards established by the NYSE. Further, we have separated the Chairman of the Board and Chief Executive Officer roles and we have a non-executive, independent Chairman of the Board. See “Director Independence” and “Board Leadership Structure and Role in Risk Oversight” below.

Non-Staggered Board Elected Annually by Majority Vote.  Our directors are elected annually by a majority vote of our stockholders in uncontested elections.

Board Oversight of Risk.  Our governance structure delineates management’s and the Board’s responsibilities for risk management activities. Our Board, assisted primarily by the Audit Committee, oversees our management and handling of risk. In addition, our Compensation Committee oversees our compensation policies and practices so that they do not encourage unnecessary or excessive risk-taking by our employees. Each of these committees regularly receives risk management updates on the risk-related matters within its responsibilities and reports on these updates to our Board. See “Board Leadership Structure and Role in Risk Oversight” in this section below and “Executive Compensation — Compensation Program as It Relates to Risk Management.”

Corporate Governance Guidelines.  We have adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility.

Code of Business Conduct and Ethics (“Code of Ethics”).  We have adopted a Code of Ethics that requires compliance with all applicable laws and outlines the general standards of business conduct that all of our employees, officers and directors must follow. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller or Chief Accounting Officer, we will disclose the nature of such amendment or waiver in a report on Form 8-K.

Stock Ownership Guidelines and Anti-Hedging and Anti-Pledging Policies.  To align the interests of the Board and senior management with the interests of our other stockholders and to demonstrate to the investing public and our employees the Board’s and senior management’s commitment to Republic, we require our directors and senior management to own a significant amount of our securities and we have strict anti-hedging and anti-pledging policies related to our securities. See “Security Ownership of the Board of Directors and Management —Security Ownership Guidelines and Anti-Hedging and Anti-Pledging Policies.”

Environmental and Social Matters.  Republic has made, and continues to make, significant investments in high-impact areas of our business to provide meaningful improvements in environmental, economic and social conditions, as well as energy management. We were early converters to compressed natural gas (“CNG”), and approximately 12% of our fleet was operating on natural gas as of December 31, 2013. We operate 69 recycling facilities and manage approximately 5 million tons of recyclables per year. We will respond to the 2014 Carbon Disclosure Project (“CDP”) survey, and we have committed to develop a sustainability report containing, but not limited to, energy use management, goals and progress against those goals. We anticipate that our reporting will model one or both of the Global Reporting Initiative or the CDP protocol.

Personal Loans to Executive Officers and Directors.  We comply with legislation prohibiting extensions of credit in the form of personal loans to or for our directors or executive officers.

Political Contributions Policy.  To further our responsibility as a good corporate citizen to participate in the political process in a lawful, prudent and ethical manner, we have adopted a Political Contributions Policy and related procedures intended to ensure that our employees and other representatives participate in the political process in compliance with all applicable laws and regulations governing corporate political contributions and regulating corporate participation in public and governmental affairs.

Additional Information Regarding Corporate Governance.  You may obtain, free of charge, the current charters for the Audit, Compensation and Governance Committees, our Certificate of Incorporation, our Bylaws, our Corporate Governance Guidelines, our Code of Ethics, our Political Contributions Policy and our Report on Board Diversity by written request to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. These documents are also available at

http://www.republicservices.com/corporate/investorrelations/investor-relations.aspx.

Board of Directors and Board Committees

The Board oversees the development of our business strategy, establishes our overall policies and standards, and reviews management’s performance in executing our business strategy and implementing our policies and standards. We keep directors informed of our operations at meetings and through reports and analyses presented to the Board and its committees. Significant communications between the directors and management also occur apart from Board and committee meetings.

Our directors will continue to attend seminars and continuing education programs relating to corporate governance, audit and compensation matters. In addition, site visits and external and in-house presentations are scheduled as part of the directors’ continuing education.

The Board held five meetings and took four actions by unanimous written consent during 2013. Each incumbent director attended at least 75% of the total number of Board meetings and the total number of meetings of all Board committees on which he or she served held during his or her term of service. The non-employee directors met regularly in executive sessions during 2013.

The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the Integration Committee. Committee member appointments are evaluated annually. Each committee operates under a written charter adopted by the Board and reviews its charter at least annually. Additional Information regarding each of the current standing committees follows.

Audit Committee

The Audit Committee currently consists of Mr. Rodriguez (Chairman), Gen. Dunwoody (appointed in October 2013) and Messrs. Lehmann, Sorensen and Trani. The five members of the Audit Committee meet the independence, education and experience requirements of the NYSE’s listing standards and the SEC’s rules and regulations. Further, our Board has determined that Mr. Rodriguez qualifies as an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

The Audit Committee assists the Board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, and the independence and performance of our internal and external auditors.

Further, the Audit Committee has the ultimate authority and responsibility to select, evaluate, and terminate and replace our independent registered public accounting firm. The Audit Committee held four meetings, took one action by unanimous written consent and met regularly in executive sessions during 2013. The Audit Committee Report is on page 21.

Compensation Committee

The Compensation Committee currently consists of Messrs. Flynn (Chairman), Collins (appointed in October 2013), Larson and Nutter. The four members of the Compensation Committee are independent as that term is defined under the NYSE’s listing standards. The Compensation Committee held four meetings, took two actions by unanimous written consent and met regularly in executive sessions during 2013.

Under its charter, the Compensation Committee may form and delegate authority to sub-committees when appropriate, provided that any such sub-committee is composed entirely of independent directors and has a published charter. Pursuant to its charter, the Compensation Committee:

•	establishes and regularly reviews our compensation and benefits philosophy and programs in a manner consistent with the corporate financial goals and objectives;

•

exercises authority with respect to determining the salaries and incentive compensation payable to executive officers, including annual and long-term incentive compensation under our stockholder-approved pay-for-performance program;

•	administers our stockholder-approved stock incentive plan;

•	evaluates the performance of our Chief Executive Officer and sets his compensation, and, in conjunction with this process, reviews the management succession plan overseen by the Governance Committee;

•	periodically reviews our talent acquisition and management development processes to support Republic in maintaining a strong and diverse portfolio of talent to further our business strategy; and

•	approves the Compensation Committee Report on Executive Compensation found on page 38.

During 2013, the Compensation Committee also oversaw the completion of an annual assessment of any risks that may be associated with our compensation policies and practices, with particular attention paid to the incentive programs across Republic. The Compensation Committee determined that our compensation programs are designed and administered with the appropriate balance of risk and pay-for-performance reward in relation to our business and strategic objectives, that they do not encourage employees or senior officers to take unnecessary risk, and that the risks, if any, resulting from our compensation programs are not likely to have a material adverse impact on Republic. See the “Compensation Program as It Relates to Risk Management” section of this proxy statement on page 38.

In addition to the responsibilities described above, the Compensation Committee determines the breadth and scope of the external compensation consultant’s services and may engage the compensation consultant of its choice and terminate the engagement at any time. Since 2003, the Compensation Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) to assist with its review of our senior executives’ compensation and benefits and with other compensation issues. The Compensation Committee retains Pearl Meyer directly, supervises all work done by Pearl Meyer and reviews and approves all work invoices. Our compensation staff works with Pearl Meyer to provide data on our compensation programs and our executive officers’ compensation. Our Governance Committee also retains Pearl Meyer on occasion to conduct market analyses on director compensation and related matters. Other than as described above, Pearl Meyer did not perform any other services for us. Pearl Meyer is considered independent and free from conflict under the Dodd-Frank Act and associated SEC and NYSE standards. In addition to Pearl Meyer, the Compensation Committee may retain any other advisors it deems necessary or advisable to discharge its duties.

Governance Committee

The Governance Committee currently consists of Messrs. Larson (Chairman), Flynn, Lehmann and Trani. The four members of the Governance Committee are independent as that term is defined under the NYSE’s listing standards.

The Governance Committee identifies director candidates that it recommends to our Board for selection as the director nominees for the next annual meeting or to fill vacancies. It also identifies candidates that it recommends to our Board for selection as the Chairman of the Board. The Governance Committee also is responsible for developing and recommending our corporate governance principles and reviewing and providing oversight of the effectiveness of our governance practices. The Governance Committee also oversees the annual evaluation of the Board and its committees, discharges the Board’s responsibilities related to the compensation of non-employee directors, and monitors the talent management and succession planning program. The Governance Committee will consider nominations for the Board from stockholders that are entitled to vote for the election of directors, as described under “Stockholder Director Recommendation Policy” below. The Governance Committee held four meetings and met regularly in executive sessions during 2013.

Integration Committee

The Integration Committee currently consists of Messrs. Sorensen (Chairman), Nutter and Rodriguez. The three members of the Integration Committee are independent as that term is defined under the NYSE’s listing standards.

The Integration Committee focuses on assisting the Board in overseeing the implementation, and assessing the effectiveness, of our major strategic initiatives. The Integration Committee held four meetings during 2013.

Director Nomination Procedures and Diversity Relating to Board Candidacy

The Governance Committee is responsible for soliciting recommendations for candidates for the Board, compiling and reviewing background information for such candidates, and making recommendations to the Board with respect to such candidates. In evaluating candidates for potential director nomination, the Governance Committee considers, among other things, candidates who are independent, if required, who possess personal and professional integrity, who have sound business judgment, who have relevant business and industry experience, education and skills, and who would be effective as directors in collectively serving the long-term interests of our stockholders in light of the needs and challenges then facing the Board.

With respect to diversity relating to Board candidacy, our Corporate Governance Guidelines state that directors shall be selected in the context of assessing the Board’s needs at the time and with the objective of ensuring diversity in the background, experience and viewpoints of Board members. The Corporate Governance Guidelines further state that Republic and the Board are committed to a policy of Board inclusiveness. To assist in promoting such diversity, the Board shall, to the extent consistent with applicable legal requirements and its fiduciary duties, take reasonable steps to ensure that new Board nominees are drawn from a pool that includes diverse candidates, including women and minorities. Further, in October 2013 the Board placed at

http://www.republicservices.com/corporate/investorrelations/investor-relations.aspx a report on the Board’s efforts to encourage diverse representation, inclusive of gender and race, on the Board. That report described the nationwide search the Board conducted to add members to provide for additional backgrounds, experience, viewpoints and professional contacts. As a result of that search, the Board added Mr. Collins and Gen. Dunwoody as directors. The Board and the Governance Committee will continue to assess the need to expand the breadth of experience, expertise and viewpoints represented collectively by our directors and continue to seek top-quality candidates to fill any identified gaps.

Mr. Slager is nominated for election to our Board at each annual meeting of stockholders pursuant to the terms of his employment agreement with us.

Stockholder Director Recommendation Policy

The Governance Committee will consider director candidates recommended by our stockholders. In accordance with our bylaws, a stockholder wanting to propose a nominee to serve as a director before a meeting of stockholders must give timely written notice. This notice requirement will be deemed satisfied if in compliance with our bylaws, and must include:

•

as to each person whom such stockholder proposes to nominate for election or re-election as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors under the Securities Exchange Act of 1934 (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) a description of all direct and indirect compensation and other material monetary arrangements during the past three years and any other material relationships between such stockholder, beneficial owner and their respective affiliates and associates, on the one hand, and each proposed nominee and his respective affiliates and associates, on the other hand; and (3) a completed and signed questionnaire, representation and agreement required by Section 2.13 of our bylaws; and

•

as to such stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made: (1) the name and address, as they appear on our books, of such stockholder and beneficial owner; (2) (a) the class and number of shares of our stock which are owned beneficially and of record by such stockholder and beneficial owner, (b) any instrument derived in whole or part from the value of any class or series of shares of our stock beneficially owned by such stockholder, (c) any proxy, understanding or relationship pursuant to which such stockholder has a right to vote any shares of any of our securities, (d) any short interest in any of our securities, (e) any rights to dividends on our shares beneficially owned by such stockholder that are separated or separable from the underlying shares, (f) any proportionate interest in our shares or derivative instruments held directly or indirectly by a general or limited partnership in which such stockholder is a general partner or beneficially owns an interest in a general partner, and (g) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to, based on any increase or decrease in the value of our shares or derivative instruments, including interests held by members of the stockholder’s immediate family; and (3) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors under the Exchange Act.

The Governance Committee determines the eligibility of a proposed nominee to serve as a director, and may require additional information to determine such eligibility. Director candidates proposed by stockholders are evaluated on the same basis as all other director candidates. The Governance Committee may, in its discretion, interview any director candidate proposed by a stockholder.

Stockholders wishing to recommend director candidates for consideration by the Governance Committee may do so by sending the required information described above in writing to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. To consider a candidate for nomination at the 2015 annual meeting of stockholders, we must receive the stockholder’s written notice not later than 90 days and not earlier than 120 days prior to the anniversary date of this year’s Annual Meeting. Refer to our bylaws for additional information and notice requirements.

Director Independence

Our common stock is listed on the NYSE, which requires that a majority of our Board be “independent directors” according to independence standards established by the NYSE. The Governance Committee considers the “per se” disqualifications from director independence under NYSE rules when assessing the independence of a current director or a nominee for director. In addition, our Board has adopted categorical standards that provide that certain relationships are not material relationships that would cause a director to be deemed not independent.

The Board undertook a review of director independence and considered relationships between each of the directors and their immediate family members and Republic and its subsidiaries, both in the aggregate and individually. Mr. Slager is not an “independent director” under the NYSE listing standards because he is an employee of Republic and is nominated for election to our Board at each annual meeting of stockholders pursuant to the terms of his employment agreement. The Board determined that the 10 remaining directors meet the NYSE standards for independence and the categorical standards adopted by our Board, and have no material relationships with us that impaired their independence from us. These individuals therefore are “independent directors” under the NYSE listing standards. In making its determination, the Board considered, in the case of Mr. Larson, his status as business manager of Cascade Investment, L.L.C., our largest stockholder.

Following is a list of our independent directors as of the date of this proxy statement:

James W. Crownover	Michael Larson	Allan C. Sorensen
Tomago Collins	Nolan Lehmann	John M. Trani
Ann E. Dunwoody	W. Lee Nutter
William J. Flynn	Ramon A. Rodriguez

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure.  We have a non-executive Chairman of the Board and a separate Chief Executive Officer.

The Board believes that having a non-executive, independent director serving as the Chairman of the Board is in the best interests of Republic and its stockholders because it strengthens the Board’s independence and allows the Chief Executive Officer to focus his talents and attention on managing our business. The Chairman of the Board also is a valuable bridge between the Board and management. The Chairman’s role is to provide leadership to the Board, and the Chairman’s responsibilities include:

•	setting the agenda and procedures for Board meetings in collaboration with the Chief Executive Officer;

•	presiding over all Board and stockholder meetings;

•	supervising the circulation of information to the directors;

•

after consulting with the Chief Executive Officer and other directors, providing input to the Governance Committee regarding revisions to our Corporate Governance Guidelines and the appointment of chairs and members of the Board’s committees;

•	coordinating periodic review of senior management’s strategic plan;

•	consulting with committee chairs about the retention of advisors and experts; and

•	performing such other duties and services as the Board may require.

The Chairman also has the authority to request access to any of our employees at any time.

Our Board has four standing committees — Audit, Compensation, Governance and Integration. Each committee consists solely of independent directors and has its own chairman who is responsible for directing the committee’s work in fulfilling its responsibilities.

In short, 10 of our 11 current directors are independent; we have effective and active oversight by experienced independent directors, we have a non-executive, independent Chairman of the Board, and we have independent committee chairs and members. Our system provides appropriate checks and balances to protect stockholder value.

Board Role in Risk Oversight.  We face a variety of risks, including credit and liquidity risk, operational risk, environmental risk, litigation risk, compliance risk and compensation risk. In accordance with NYSE requirements, our Audit Committee charter requires the Audit Committee to, among other things:

•	meet periodically with management and our independent registered public accounting firm to review our major financial risk exposures and the steps management has taken to monitor and control them;

•	discuss guidelines and policies with respect to risk assessment and risk management;

•	advise the Board with respect to our policies and procedures regarding compliance with applicable laws and regulations and with our Code of Conduct;

•

review with our General Counsel legal matters that may have a material impact on our financial statements, our compliance policies, and any material reports or inquiries received from regulators or governmental agencies; and

•	at least annually, and otherwise as necessary, provide new and existing Audit Committee members an overview of our key financial risks and our legal and regulatory requirements.

Our Audit Committee meets at least quarterly and takes various steps to assist it in fulfilling its risk oversight function. For example, the agenda for each Audit Committee meeting typically includes a report by each of our General Counsel, our Vice President of Internal Audit and our Chief Accounting Officer. Before each meeting, our General Counsel provides the Audit Committee a comprehensive written report describing our most significant pending litigation, regulatory and compliance matters.

Likewise, before each meeting, our Vice President of Internal Audit provides to the Audit Committee a comprehensive written report on internal audit matters, including Sarbanes-Oxley Act testing results and environmental, health and safety findings. At the meeting, the General Counsel and the Vice President of Internal Audit supplement their advance written reports with oral presentations and respond to questions from the directors. Further, the chairman of the Audit Committee has reviewed, discussed with our Vice President of Internal Audit and concurred in a program for field audits whereby each field audit includes a finance review, an operations review and a compliance review. In addition, the Audit Committee also routinely receives a report regarding our AWARE Line activity. The AWARE Line is an integral part of our compliance program and provides a way for our employees to provide information in a confidential manner regarding concerns they may have with respect to compliance with policies or ethical and legal requirements. Our Chief Accounting Officer regularly reports on management’s evaluation of the effectiveness of our disclosure controls and procedures. Finally, our Treasury Department and our Risk Management Department periodically brief the Audit Committee or the Board on our insurance coverage programs and related risks.

Our Board and our Board committees also are actively involved in risk oversight. For example:

•	our management annually reports to the Board the results of its internal survey and analysis of enterprise risk management;

•

the agendas for our Board meetings include regular reports from our Executive Vice President and Chief Financial Officer, and from our Treasury Department, regarding the financial, credit and liquidity risks we face, including hedging issues;

•

our management regularly discusses with the Board various operational risks, including pricing risk, customer defection risk, commodity price risk, safety risk, environmental risk, and capital expenditure and fleet risk;

•	our independent registered public accounting firm provides regular reports to the Audit Committee on risk issues, and the Audit Committee then provides regular reports to the Board;

•	the Compensation Committee addresses risks that may be raised by our compensation programs; and

•	the Board and individual Board members engage in periodic discussions with management regarding risks as they deem appropriate.

While the Board and its committees provide risk oversight, management is responsible for the day-to-day risk management processes. We believe our Board’s role is to satisfy itself that:

•	the risk management processes designed and implemented by management are adapted to the overall corporate strategy;

•	those processes are functioning effectively;

•	management communicates material risks to the Board or the Audit Committee; and

•	actions are being taken to foster a culture of compliance and risk-adjusted decision making throughout Republic.

We further believe that the Board and committee leadership structure we have implemented and the division of responsibilities described above constitute the most effective approach to address the risks we face.

Communications with the Board of Directors

Any stockholder or other interested party who wishes to communicate with the Board, a Board committee, the Chairman of the Board or the non-management directors (as a group or individually) may send correspondence to: Attention: Office of the Corporate Secretary, Republic Services, Inc.,18500 North Allied Way, Phoenix, Arizona 85054. The Corporate Secretary will compile and submit such correspondence on a periodic basis to the entire Board, or, if and as designated in the communication, to the appropriate Board committee, the Chairman of the Board or the non-management directors (as a group or the appropriate individual member). The independent directors have approved this process.

Attendance at Annual Meetings Policy

We do not have a formal policy requiring our directors to attend the Annual Meeting. One director attended our 2013 annual meeting of stockholders.

DIRECTOR COMPENSATION

When establishing and reviewing the compensation paid to our directors, we consider the level of work and involvement the directors have with our business. We also consider compensation paid to directors in the marketplace generally and at our peer group companies (the “Peer Group”).

We compensate our directors as follows:

•	we pay each non-employee director an annual retainer of $80,000, plus an additional $150,000 in the case of our Chairman of the Board;

•	we pay each committee chair an annual retainer of $20,000; and

•

we annually grant each non-employee director 7,500 restricted stock units (“RSUs”) that are vested upon grant. RSUs granted before 2012 will be settled upon the director’s termination of service from the Board. Beginning with grants in 2012, the RSUs are settled three years after they are granted, unless they are deferred into our Deferred Compensation Plan (“DCP”).

Cash retainers are prorated if a director serves less than a full year in the applicable position. The annual grant of RSUs to a newly appointed, non-employee director is prorated to the number of days remaining in the year.

RSUs are settled through the issuance of shares of our common stock. After any quarter in which dividends are distributed to stockholders, the non-employee directors receive additional RSUs with a value equal to the value of dividends they would have received on the shares of stock underlying the RSUs on the dividend record date. The value of all grants of RSUs and the determination of the number of additional RSUs to be received by directors due to the declaration of dividends are based on the closing price of our stock on the date of grant and the dividend payment date, respectively.

Effective in July 2013, we eliminated the payment to directors of separate meeting fees for each Board or committee meeting attended. We also eliminated the one-time award of RSUs, previously equal to $250,000, to any newly-elected director. We believe these changes to the director compensation package are consistent with the director pay practices for similarly-sized companies and will allow us to continue to attract and retain the caliber of individuals required to serve as directors of our company.

All compensation paid by us during 2013 to our non-employee directors is detailed below. Mr. Slager’s compensation is reflected in the executive compensation tables contained in this proxy statement, and he received no additional compensation from us for his duties as a director.

Director Compensation in 2013

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
James W. Crownover (Chairman)	$221,870	$221,475	$443,345
Tomago Collins	28,479	90,226	118,705
Ann E. Dunwoody	28,479	90,226	118,705
William J. Flynn	115,000	221,475	336,475
Michael Larson	115,000	221,475	336,475
Nolan Lehmann	95,000	221,475	316,475
W. Lee Nutter	90,500	221,475	311,975
Ramon A. Rodriguez	115,000	221,475	336,475
Allan C. Sorensen	115,000	221,475	336,475
John M. Trani	95,000	221,475	316,475
Michael W. Wickham	95,000	221,475	316,475

(1)	Includes annual cash retainers, Board and committee chairmanship retainers, and meeting fees for Board and committee meetings. Payments of separate meeting fees for each Board or committee meeting were discontinued after the regular quarterly meetings in July 2013.

(2)	The amounts shown in this column represent the grant-date fair value of RSUs granted in 2013 calculated in accordance with FASB ASC Topic 718. See Note 11 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in making such calculations. This does not include the value of additional RSUs received in lieu of dividends. Each non-employee director other than Mr. Collins and Gen. Dunwoody received an annual grant of 7,500 RSUs on January 2, 2013 with a grant-date fair value of $29.53 per share, which was the closing price of our stock on the date of grant. Mr. Collins and Gen. Dunwoody received a prorated grant of 2,671 RSUs on August 23, 2013 with a grant-date fair value of $33.78 per share, which was the closing price of our stock on the date of grant.

Options Held by Directors

The following table sets forth the aggregate number of vested stock options held by each of our non-employee directors who held stock options as of December 31, 2013. No other directors held stock options as of December 31, 2013, and there were no unvested stock options held by any of our non-employee directors as of December 31, 2013.

Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
James W. Crownover	4,500	28.00	5/21/2004	5/21/2014
Nolan Lehmann	4,500	28.00	5/21/2004	5/21/2014

AUDIT COMMITTEE REPORT

The following statement made by the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act and shall not otherwise be deemed filed under either of these acts.

Management is responsible for our internal controls, financial reporting processes, and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America and for issuing its opinion on the effectiveness of our internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes on the Board’s behalf.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm (Ernst & Young LLP). The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the company’s independent registered public accounting firm’s independence, and discussed with them their independence from the company and management. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent registered public accounting firm and our management, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Submitted by the Audit Committee:

Ramon A. Rodriguez, Chairman

Ann E. Dunwoody

Nolan Lehmann

Allan C. Sorensen

John M. Trani

AUDIT AND RELATED FEES

Independent Registered Public Accounting Firm Fee Information

The following table discloses the fees for professional services provided by Ernst & Young LLP for the fiscal years ended December 31, 2013 and 2012:

	2013	2012
Audit Fees(1)	$2,436,948	$2,094,353
Audit-Related Fees	—	—
Tax Fees(2)	525,377	854,080
All Other Fees	—	—
Total Fees	$2,962,325	$2,948,433

(1)	Audit Fees were primarily for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of documents filed with the SEC, consents, comfort letters and financial accounting and reporting consultations.

(2)	Tax Fees were for professional services related to general tax consultation, federal and state tax planning, and state and local tax matters.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. In accordance with that policy, the Audit Committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the pre-approved list of services must be separately approved by the Audit Committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically approved by the Audit Committee before the performance of the service. From time to time, the Audit Committee may delegate fee approval authority to the Audit Committee chairman.

At each regularly-scheduled Audit Committee Meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the chairman since the last committee meeting and (2) the projected fees for each service or group of services being provided by our independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of (1) Forms 3 and 4 and amendments to each form furnished to us pursuant to Rule 16a-3(e) under the Exchange Act during our fiscal year ended December 31, 2013, (2) any Forms 5 and amendments to each form furnished to us with respect to our fiscal year ended December 31, 2013, and (3) any written representations referred to us under subparagraph (b)(1) of Item 405 of Regulation S-K under the Exchange Act, no person who at any time during the fiscal year ended December 31, 2013 was a director, Section 16(a) officer or, to our knowledge, a beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2013.

SECURITY OWNERSHIP OF FIVE PERCENT STOCKHOLDERS

The following table shows certain information as of March 11, 2014 with respect to the beneficial ownership of common stock by each of our stockholders who we know is a beneficial owner of more than 5% of our outstanding common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percent(1)
William H. Gates III	90,984,760	(2)	25.4%
Cascade Investment, L.L.C.
2365 Carillon Point, Kirkland, WA 98033

(1)	Calculated in accordance with Rule 13d-3 under the Exchange Act, based on 358,603,053 shares outstanding at the close of business on March 11, 2014.

(2)	Based on a Schedule 13D/A and Form 4s filed with the SEC by Mr. Gates and Cascade Investment, L.L.C. (“Cascade”) to date, the number of shares beneficially owned by Mr. Gates includes 89,634,760 held by Cascade and 1,350,000 shares held by the Bill & Melinda Gates Foundation Trust (the “Trust”). All shares of our common stock held by Cascade and the Trust may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade and co-Trustee of the Trust. Mr. Gates’ address is One Microsoft Way, Redmond, WA 98052.

SECURITY OWNERSHIP OF THE BOARD OF DIRECTORS AND MANAGEMENT

Security Ownership Guidelines and Anti-Hedging and Anti-Pledging Policies

We require our directors and executive officers, as well as certain other members of senior management, to hold our securities. Our Board believes that their security ownership is important to align their interests with our stockholders’ interests and to demonstrate to the investing public and our employees their commitment to Republic.

Our Corporate Governance Guidelines state the Board’s belief that directors should be stockholders and have a financial stake in Republic. To support that philosophy, we pay our non-employee directors a significant portion of their compensation in the form of RSUs. As discussed above, non-employee directors receive RSUs that either (1) do not distribute until the director’s termination of service on the Board or (2) distribute three years after their grant date. To further demonstrate the Board’s commitment to align itself with our stockholders, in October 2011 the Board established a formal equity ownership guideline for independent directors, with each independent director then serving to hold Republic stock or vested RSUs, or both, having a total value of $1,000,000 by January 3, 2017, and with future independent directors having five years from the date of the first full annual grant after their date of election to meet this guideline. All of our independent directors who have been on the Board for at least five years meet this guideline.

We also maintain stock ownership guidelines for our executive officers and other members of senior management: (1) Chief Executive Officer — five times salary; (2) Chief Financial Officer and General Counsel — three times salary; (3) other Executive Vice Presidents, Senior Vice Presidents and Region Presidents — two times salary; and (4) Vice Presidents and Area Presidents — one times salary. Each member of senior management has a five-year period from April 1, 2011, or from the time of promotion or hire into a covered position, to meet the applicable guideline, and interim progress is expected. Members of senior management may meet their guideline by holding Republic stock or vested RSUs (or vested Republic stock equivalents in the DCP), or both, having the requisite value.

Our insider trading policy prohibits all directors, officers and employees, and their immediate family members, from engaging in the following transactions relating to Republic securities or derivatives thereof: purchasing or selling puts or calls, short sales, placing standing orders (other than under 10b5-1 plans), engaging in short-term or “in-and-out” trading, and holding Republic securities or derivatives thereof in a margin account or pledging them.

Security Ownership of the Board and Management

The following table shows certain information as of March 11, 2014 with respect to the beneficial ownership of common stock and RSUs by (1) our current directors, (2) each of the executive officers and former executive officers listed in the Summary Compensation Table (who we refer to as “named executive officers” or “NEOs”), and (3) all of our current directors and executive officers as a group. We have adjusted share amounts and percentages shown for each individual in the table to give effect to shares of common stock that are not outstanding but which the individual may acquire upon exercise of options exercisable within 60 days after March 11, 2014. However, we do not deem these shares to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other individual listed on the table.

RSUs are not considered common stock that is beneficially owned for SEC disclosure purposes. We have included RSUs in this table because they are similar to or track our common stock, they represent an investment risk in the performance of our common stock, they are settled through the issuance of shares of our common stock, and they receive dividend equivalents in the form of additional RSUs each time a dividend is paid on our common stock. The Board has considered the use of RSUs as opposed to common stock for directors and believes that RSUs align the directors as much as stock would to our stockholders’ long-term interests.

	Shares Beneficially Owned(a)
Name of Beneficial Owner	Number(b)		Percent(c)	Restricted Stock Units(d)
James W. Crownover	18,493	(1)	—	75,091
Tomago Collins	—		—	10,275
Ann E. Dunwoody	—		—	10,275
William J. Flynn	10,058	(2)	—	75,091	*
Michael Larson	—		—	52,350
Nolan Lehmann	33,939	(3)	—	75,091
W. Lee Nutter	332	(4)	—	75,091	*
Ramon A. Rodriguez	—		—	75,091	*
Donald W. Slager	1,064,748	(5)	—	177,148
Allan C. Sorensen	—		—	75,091	*
John M. Trani	10,058	(6)	—	75,091
Jeffrey A. Hughes	91,536	(7)	—	55,648
Michael P. Rissman	159,331	(8)	—	54,639
Glenn A. Culpepper	23,782	(9)		41,152
Robert Boucher	—	(10)	—	—
Tod C. Holmes	271	(11)	—	—
All directors and current executive officers as a group (14 persons)	1,412,277	(12)	0.4%	927,124

(a)	Excludes the units in the last column of this table.

(b)	All share numbers have been rounded to the nearest whole share number, and include any restricted shares.

(c)	Calculated in accordance with Rule 13d-3 under the Exchange Act, and based on 358,603,053 shares issued and outstanding at the close of business on March 11, 2014. Each of our directors and executive officers beneficially owns less than 1% of our outstanding common stock.

(d)	The numbers in this column represent outstanding RSUs, both vested and unvested, including RSUs represented as units in the DCP’s Stock Unit Fund. For further discussion of RSUs, refer to “Director Compensation” and “Executive Compensation.” RSUs noted with an asterisk (*) include units held under a family trust or limited liability partnership rather than directly by the beneficial owner.

(1)	The aggregate amount of common stock beneficially owned by Mr. Crownover consists of 17,711 shares owned directly by him.

(2)	The aggregate amount of common stock beneficially owned by Mr. Flynn consists of 10,058 shares owned directly by him.

(3)	The aggregate amount of common stock beneficially owned by Mr. Lehmann consists of 29,439 shares owned directly by him and exercisable options to purchase 4,500 shares.

(4)	The aggregate amount of common stock beneficially owned by Mr. Nutter consists of 332 shares owned directly by him.

(5)	The aggregate amount of common stock beneficially owned by Mr. Slager consists of 261,995 shares owned directly by him, 16,145 shares of restricted stock, exercisable options to purchase 786,383 shares and 225 shares owned through our 401(k) Plan.

(6)	The aggregate amount of common stock beneficially owned by Mr. Trani consists of 10,058 shares owned directly by him.

(7)	The aggregate amount of common stock beneficially owned by Mr. Hughes consists of 1,371 shares owned directly by him and exercisable options to purchase 90,165 shares.

(8)	The aggregate amount of common stock beneficially owned by Mr. Rissman consists of 23,438 shares owned directly by him, 1,150 shares owned by his spouse, and exercisable options to purchase 134,743 shares.

(9)	The aggregate amount of common stock beneficially owned by Mr. Culpepper consists of exercisable options to purchase 23,782 shares.

(10)	Based upon information available to Republic.

(11)	Based upon information available to Republic, the aggregate amount of common stock beneficially owned by Mr. Holmes consists of 271 shares owned through our 401(k) Plan.

(12)	The aggregate amount of common stock beneficially owned by all current directors, director nominees and executive officers as a group consists of (a) 355,184 shares owned directly, (b) 16,145 shares of restricted stock, (c) 1,150 shares indirectly owned by a spouse, (d) exercisable options to purchase1,039,573 shares, and (e) 225 shares owned through our 401(k) Plan.

EXECUTIVE OFFICERS

Our executive officers serve at the Board’s pleasure and are subject to annual appointment by the Board. Our current executive officers are as follows:

Name	Age	Position Held
Donald W. Slager	52	President and Chief Executive Officer
Glenn A. Culpepper	58	Executive Vice President and Chief Financial Officer
Jeffrey A. Hughes	57	Executive Vice President, Human Resources
Michael P. Rissman	53	Executive Vice President, General Counsel and Corporate Secretary

Donald W. Slager. For biographical information about Mr. Slager, see “Election of Directors — Biographical Information Regarding Directors/Nominees and Executive Officers.”

Glenn A. Culpepper was named Executive Vice President and Chief Financial Officer in January 2013. Prior to joining Republic, Mr. Culpepper was the Chief Financial Officer of Summit Materials, a leading business in the aggregates and building materials sector, from July 2010 to December 2012. Prior to that, he spent 21 years at CRH PLC, a large publicly-traded multinational construction materials company based in Dublin, Ireland, including two years as its principal financial officer and member of its board of directors, and 13 years as the Chief Financial Officer of its North American operations, Oldcastle Materials. Prior to CRH, Mr. Culpepper held roles of increasing responsibility in audit, tax, and mergers and acquisitions at Price Waterhouse.

Jeffrey A. Hughes was named Executive Vice President, Human Resources in December 2008 upon the close of the merger with Allied. While with Allied, Mr. Hughes served as Senior Vice President, Eastern Region Operations from 2004 until December 2008. Mr. Hughes served as Assistant Vice President of Operations Support from 1999 to 2004 and as a District Manager from 1988 to 1999.

Michael P. Rissman was named Executive Vice President, General Counsel and Corporate Secretary in August 2009. Prior to that, Mr. Rissman served as acting General Counsel and Corporate Secretary from March 2009. Mr. Rissman joined Allied as Vice President and Deputy General Counsel in July 2007 and continued in these same positions at Republic after our merger with Allied in December 2008. Prior to joining Allied, Mr. Rissman was a partner at Mayer Brown LLP in Chicago. Mr. Rissman was at Mayer Brown from 1990 until coming to Allied in 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Company Performance

Republic, through its subsidiaries (with Republic and its subsidiaries collectively referred to in this “Company Performance” section only as “Republic,” “we,” “us” or “our”), is the second largest provider of services in the domestic non-hazardous solid waste industry, as measured by revenue. Our operations are in 39 states and Puerto Rico. We provide non-hazardous solid waste collection services for commercial, industrial, municipal and residential customers through 336 collection operations. We own or operate 199 transfer stations, 190 active solid waste landfills, 69 recycling centers, and 69 landfill gas and renewable energy projects.

Revenue for 2013 was $8,417.2 million compared to $8,118.3 million for 2012. This 3.7% increase in revenue was made up of increases in average yield of 1.3%, fuel recovery fees of 0.3% and acquisitions, net of divestitures of 0.5%, as well as increases in volume of 1.3% and recycled commodities increases of 0.3%. We executed our strategy and delivered solid results, demonstrating our ability to profitably grow the business and create long-term stockholder value.

2013 Results
$ in millions (except per share data)	2013	2012
Revenue	$8,417.2	$8,118.3
Net Income	$588.9	$571.8
Net Income per Diluted Share	$1.62	$1.55

We also continued to further our strategic goals and major initiatives during 2013:

•	We continued our balanced use of cash, evidenced by our disciplined approach to capital spending, acquisitions and stockholder returns funded by cash flow.

•	We acquired new businesses in various markets to improve our market penetration and customer service capabilities;

•

We increased our dividend to $0.26 per quarter from $0.235 per quarter (a 10.6% increase and a compound annual growth rate since 2003, when we initiated our quarterly cash dividend at $0.04 per quarter, of 20.6%); and

•	We returned approximately $562 million to stockholders through dividends and share repurchases.

•	We maintained our focus on return on invested capital and free cash flow, and continued to maintain investment grade ratings on our senior debt.

•	We continued to grow through new and existing business opportunities.

•	We completed $82 million of acquisitions of collection businesses;

•	We were awarded municipal public-private partnerships with total annual revenue of approximately $11 million; and

•	We continued to expand and upgrade our recycling capabilities by investing an additional $30 million in our recycling centers; and

•

We continued to automate our fleet and gradually convert it to compressed natural gas (“CNG”). 66% of our total residential routes are now serviced by automated single driver trucks. In addition, 12% of our fleet now operates on natural gas.

•

We remained steadfast in our commitment to keep customers at the forefront of our decisions, and we are continually introducing a diverse array of new products and services to meet the needs of our residential, municipal, commercial and industrial customers who have a variety of waste and recycling needs to be met.

Overview of Compensation Program

From a compensation perspective, we have a long-standing pay-for-performance philosophy and we seek to closely align the interests of our named executive officers (“NEOs”) with our stockholders’ interests. Our incentive programs align key performance metrics for our management team that include free cash flow, earnings per share (“EPS”) and return on invested capital (“ROIC”), so when performance results are achieved, stockholders benefit from enhanced stockholder value. Further, performance-based short- and long-term incentive compensation comprises the majority of the compensation for each of our NEOs. Highlights of our compensation program include:

•

We maintained 2013 base salaries for our NEOs at 2012 levels. Compensation for our executives is significantly weighted toward at-risk, incentive forms of compensation, including annual and long-term performance-based cash and equity compensation.

•

Our cash incentive compensation programs reward NEOs and other management employees for achieving annual corporate goals relating to earnings per share (the “EPS Measure”) and free cash flow (the “FCF Measure”) and three-year corporate goals relating to cash flow value creation (“CFVC”) and ROIC, all of which are tied to the financial rewards our stockholders receive. This supports our pay-for-performance philosophy and is illustrated by the 2013 short- and long-term cash incentive payouts. Because our financial performance for 2013 exceeded our expectations, our NEOs and other senior executives received 125% of their target 2013 annual cash incentive. Because our financial performance for the 2011-2013 performance period did not achieve our expectations, however, our NEOs and other senior executives received only 70.2% of their target 2011-2013 long-term cash incentive.

•

We make annual equity awards to our executives that include a mix of RSUs and stock options, and we make annual equity grants to other management employees. These awards vest over four years to further align long-term management and stockholder interests and to promote executive retention.

•

We require all of our directors, executives and other senior-level management employees to hold a significant amount of our equity, and we prohibit them from engaging in various hedging and pledging transactions related to our securities.

•	None of our employment agreements or other arrangements for our executives has an excise tax gross-up provision.

•	Our Compensation Committee is comprised solely of independent directors and is advised by an independent compensation consultant that does not perform any work for management.

The Compensation Committee believes that our NEOs’ compensation has been effective in driving outstanding financial performance and superior returns to our stockholders. Our current compensation structure dates back to 2001, when our Compensation Committee adopted a long-term cash incentive plan designed to reward our executives’ ability to generate increasing amounts of free cash flow and improving ROIC over extended periods of time.

Compensation Committee Consideration of Our 2013 Stockholder Vote on Executive Compensation

At our 2013 annual meeting, our stockholders voted to approve (on an advisory basis) our 2012 NEO compensation program with an 86.9% favorable vote (based on total votes cast including abstentions but excluding broker non-votes). The Compensation Committee was pleased that this high percentage of our stockholders voted to approve our NEOs’ compensation. After considering this result, the Compensation Committee decided to make no material changes to the program for 2013.

The Compensation Committee believes our four-pronged approach to performance-based compensation — an annual cash incentive plan that rewards the achievement of EPS and free cash flow performance; stock option grants that only create value for the executives if our stock price increases over the grant price; RSU awards that will increase in value if our stock price increases; and a cash long-term incentive plan (“LTIP”) that pays incentive awards only if three-year goals are achieved for ROIC and CFVC — is market-driven, rewards the creation of stockholder value and is sufficient to retain the executive talent required to manage and grow Republic.

Compensation Program Objectives, Philosophy and Process

Our executive compensation program is designed to attract and retain our key executives and to motivate them to increase stockholder value on an annual and a longer-term basis by improving our earnings and ROIC and generating increasing levels of free cash flow. The Compensation Committee establishes overall compensation programs for the NEOs that focus on performance-based incentive compensation to ensure that each officer’s interests are aligned with our stockholders’ interests. Our incentive compensation does not focus on individual goals or individual performance, but instead aligns the NEOs with organization-wide strategic goals and objectives. We believe that stockholder interests are best served — and that our officers’ interests are best aligned with stockholders’ interests — by establishing, working toward and achieving company-wide strategic goals and objectives that affect our entire organization. Our ability to meet and exceed earnings, ROIC and free cash flow targets is closely tied to the financial rewards received by our stockholders. Thus, the officers’ success in meeting and exceeding these targets is closely linked to the financial rewards they receive. Conversely, if these targets are not met, then the NEOs’ and other senior executives’ annual- and long-term cash incentive awards are reduced or eliminated.

Since 2003, the Compensation Committee has retained Pearl Meyer to assist with its review of compensation for the NEOs. Pearl Meyer did not provide us any other services during 2013. Pearl Meyer is considered independent and free from conflict under the Dodd-Frank Act and associated standards promulgated by the SEC and the NYSE.

The Compensation Committee considers data and analyses prepared by Pearl Meyer based on our prior and current performance and historical NEO pay and the appropriateness of that compensation as compared to the named executive officer compensation for the Peer Group. The Compensation Committee also considers general compensation surveys compiled by other consulting firms and takes into account recommendations by our Chief Executive Officer (“CEO”) for executive officers other than himself, but the Compensation Committee ultimately makes all decisions regarding executive officer compensation. In considering compensation matters, the Compensation Committee routinely meets in executive session without the presence of the NEOs or any of our other employees.

When considering the marketplace, the Compensation Committee places particular emphasis upon compensation opportunities at companies within the Peer Group. The Compensation Committee has consistently worked to establish a meaningful Peer Group against which our financial performance and our NEO compensation levels are compared. Although this Peer Group is used as a reference, the Compensation Committee does not target a specified percentile of compensation to be paid. Based on Pearl Meyer’s analysis, our CEO’s 2013 target total compensation (including all elements of compensation discussed in detail below) was eighth out of 13 companies in the Peer Group or at the 45th percentile.

In consultation with Pearl Meyer, the Compensation Committee annually reviews the composition of the Peer Group to ensure that the companies included are comparable in terms of business mix and complexity, revenue, market capitalization and geographic footprint. Based on Pearl Meyer’s analysis in October, 2013, as of August 31, 2013 the 2013 Peer Group had median trailing twelve months revenues of approximately $11.4 billion and a median market capitalization of $18.1 billion as compared to Republic’s $8.2 billion and $11.8 billion, respectively. The 2013 Peer Group consisted of the following companies:

Con-Way, Inc.	Ryder Systems, Inc.

CSX Corporation	Southwest Airlines

Ecolab, Inc.	Sysco Corporation

FedEx Corporation	Waste Connections, Inc.

J.B. Hunt Transport Services, Inc.	Waste Management, Inc.

Norfolk Southern Corporation	W.W. Grainger, Inc.

In 2013, Pearl Meyer conducted an in-depth analysis of the business mix and complexity, revenue, market capitalization and geographic footprint of the companies in our current Peer Group, and conducted a similar analysis of certain other companies to ascertain whether a more representative and comparable peer group could be constructed. Based on a review of the analysis, data and recommendations Pearl Meyer provided, the

Compensation Committee approved a new peer group for 2014. This new peer group, which was not used as the basis for any compensation decisions for 2013, was increased in size by five companies to give broader consideration to market practice and trends of peer companies, and to maintain appropriate alignment with the scope of Republic’s revenue, market capitalization and business complexity.

Elements of Compensation — Why Each Element is Paid and How the Amount of Each is Determined

The Compensation Committee believes a well-balanced executive compensation program will motivate and reward executives for delivering annual financial results while emphasizing longer-term goals and objectives that drive financial progress and sustained stockholder value creation. Although we do not adhere to a precise mathematical allocation between annual base salary and incentive compensation, a significant portion of our NEOs’ total compensation is in at-risk, performance-based incentive compensation to align their interests with our stockholders’ interests. The following tables reflect information regarding annual base salary and annual target plan-based awards granted to our NEOs (other than Mr. Holmes, who retired as our Chief Financial Officer effective January 9, 2013) in 2013:

Target Total Direct Compensation Granted in 2013

Name	Base Salary	Annual Cash Incentive Target(1)	Annual Cash Incentive Range(1)	LTIP Target(2)	LTIP Range(3)	Stock Option Award Value	RSU Award Value
Donald W. Slager	$1,000,000	125%	0%-250%	$900,000	0%-150%	$1,000,000	$2,496,000
Glenn A. Culpepper(4)	500,000	80%	0%-160%	250,000	0%-150%	250,000	500,000
Jeffrey A. Hughes	428,400	80%	0%-160%	250,000	0%-150%	250,000	240,000
Michael P. Rissman	408,000	80%	0%-160%	250,000	0%-150%	250,000	480,000
Robert Boucher	475,000	80%	0%-160%	250,000	0%-150%	250,000	336,000

(1)	As a percentage of base salary; annual cash incentive as a percentage of target may range from 0% - 200%.

(2)	Target for 2013-2015 performance period.

(3)	As a percentage of LTIP target.

(4)	Does not include special one-time awards granted to Mr. Culpepper in connection with his hiring as follows: (a) stock options with a grant-date value of $250,000; (b) RSUs with a grant-date value of $300,000; (c) LTIP awards that will be equivalent to awards made under the 2011-2013 LTIP cycles with targets of $76,389 and $159,722, respectively; and (d) a cash bonus equal to $50,000.

(1)	Variable LTIP target award for 2013 – 2015 performance period, and grant-date value of 2013 grant of stock options and RSUs

(2)	Variable, annual cash incentive target award for 2013

For 2013 our compensation program for NEOs consisted of the following elements:

•	Base salary

•	Annual cash incentive award

•	Long-term incentive compensation

–	Long-term cash incentive awards

–	Equity compensation

•	Other benefits

Each of these elements is reflected in the Summary Compensation Table and is discussed in detail below.

Base Salary.  We believe a competitive base salary will attract and retain high-caliber executive talent while providing a fixed level of compensation commensurate with the position’s responsibilities and level. The Compensation Committee annually reviews each NEO’s base salary to determine if any adjustment is warranted. This review consists of a comparison of the compensation paid to incumbents in comparable positions in our Peer Group, taking into account individual qualifications and responsibilities and individual and company performance. The Compensation Committee also considers internal salary levels. Base salary levels may be adjusted when the Compensation Committee believes there is a competitive need to do so, in light of an individual’s promotion or to take into account individual performance. The Compensation Committee decided to make no changes to base salary for any of the NEOs in 2013.

Annual Cash Incentive Award.  Annual, performance-based cash incentives provide our NEOs and other management employees an opportunity to earn cash incentives based on achieving our annual business objectives. Each NEO is eligible to receive an annual cash incentive based upon Republic achieving a pre-determined EPS Measure and a pre-determined FCF Measure, providing a balanced approach to measuring annual performance. The Compensation Committee approves the performance metrics and the targets for each metric at the beginning of each year following the Board’s approval of our annual budget.

For 2013 compensation purposes, we defined the EPS Measure, which is not a measure determined in accordance with United States generally accepted accounting principles (“U.S. GAAP”), as our reported EPS, adjusted to remove the impact of: (a) the loss on extinguishment of debt; (b) gains or losses (or related impairments) from divestitures, net of tax; (c) costs associated with withdrawal from or termination of multi-employer pension plans; and (d) restructuring charges.

For 2013 compensation purposes, we defined the FCF Measure, which is not a measure determined in accordance with U.S. GAAP, as cash provided by operating activities, less property and equipment received in 2013, plus proceeds from sales of property and equipment, adjusted to remove the impact of: (1) legacy Allied tax payments relating to Browning-Ferris Industries, Inc. risk management companies and the Ref-Fuel matter; (2) cash taxes arising from debt extinguishment; (3) tax payments related to business unit divestitures; (4) costs associated with withdrawal from or termination of multi-employer pension plans; and (5) restructuring payments, net of tax.

The table below illustrates our 2013 targets, threshold and maximum awards for the EPS Measure and the FCF Measure for the annual cash incentive awards. For performance at and below target, the two measures are equally weighted and a participant may earn a percentage of the target bonus amount for each measure based on performance for that measure. If the EPS Measure is exceeded and the FCF Measure at least meets target, the bonus award earned may be increased above target (up to a maximum of 200% of the target bonus) based on the extent to which the EPS Measure exceeds target performance. Because our 2013 financial performance exceeded our expectations, consistent with our pay-for-performance philosophy and our annual cash incentive plan design, our NEOs and other senior executives received 125% of their target annual cash incentive amount.

2013 Annual Cash Incentive Thresholds, Targets, Maximum and Actual Results

	EPS Measure		FCF Measure ($ in millions)
	Performance Achieved	% Bonus Earned	Performance Achieved	% Bonus Earned
< Threshold	<$1.71	0%	<$581.4	0%
Threshold	$1.71	0%	$581.4	25%
	$1.75	25%
	$1.79	50%	$615.6	50%
	$1.83	75%	$649.8	75%
Target	$1.87	100%	≥ $684.0	100%
2013 Actual (1)	$1.91	125%	≥ $684.0	125%
	$1.95	150%	≥ $684.0	150%
	$1.99	175%	≥ $684.0	175%
Maximum	$2.03	200%	≥ $684.0	200%

(1)	The EPS Measure performance was $1.91 against a target of $1.87 and the FCF Measure performance was $714.0 million against a target of $684.0 million.

The following table sets forth each NEO’s annual incentive opportunity for 2013, expressed as a percentage of his base salary, if the threshold, target or maximum levels of performance had been achieved. The “2013 Actual Annual Cash Incentive Payout” column of the table also shows the NEOs’ actual annual cash incentive payouts for 2013, which amounts also are reflected in the Summary Compensation Table in the column titled “Non Equity Incentive Plan Compensation.”

	Annual Cash Incentive Opportunity as a Percentage of Salary and Actual Payout
Name	At Threshold Performance Level	At Target Performance Level	At Maximum Performance Level	2013 Actual Annual Cash Incentive Payout	2013 Actual Cash Incentive Payout as a Percentage of Salary
Donald W. Slager	15.6%	125%	250%	$1,562,500	156.3%
Glenn A. Culpepper(1)	10.0%	80%	160%	500,000	100.0%
Jeffrey A. Hughes	10.0%	80%	160%	428,400	100.0%
Michael P. Rissman	10.0%	80%	160%	408,000	100.0%
Robert Boucher(2)	10.0%	80%	160%	—	0.0%
Tod C. Holmes(1)(3)	12.5%	100%	200%	239,583	125.0%

(1)	The incentive payout as a percentage of salary shown for Messrs. Culpepper and Holmes represents the percentage of the executives’ annualized salary or portion thereof.

(2)	Due to his resignation effective October 11, 2013, Mr. Boucher was ineligible for an annual cash incentive award.

(3)	Mr. Holmes provided notice to the Board of Directors on April 24, 2012 of his intent to retire. At the Board’s request, he agreed to remain with us through May 1, 2013 to provide adequate time to hire a successor and ensure a smooth transition. Mr. Holmes’ Retirement Agreement provided that if Mr. Holmes retired prior to May 1, 2013 at the Board’s request or under certain other conditions, he would receive the compensation and benefits as described in his Retirement Agreement as if he had retired on May 1, 2013. His Target Annual Cash Incentive and his 2013 Actual Annual Cash Incentive Payout is prorated for the period from January 1, 2013 through April 30, 2013 and was paid an amount equal to the amount he would have been paid had he been eligible for such a payment under the Executive Incentive Plan (“EIP”).

For 2014, the annual incentive design remains very similar to 2013 with the measures again consisting of the EPS Measure and the FCF Measure. For 2014 compensation purposes, we define the EPS Measure, which is not a measure determined in accordance with U.S. GAAP, as our reported EPS adjusted to remove the impact of: (a) the loss on extinguishment of debt; (b) gains or losses (or related impairments) from divestitures, net of tax; (c) costs associated with withdrawal from or termination of multi-employer pension plans; and (d) restructuring charges. For 2014 compensation purposes, we define the FCF Measure, which is not a measure determined in accordance with U.S. GAAP, as cash provided by operating activities, less property and equipment received in 2014, plus proceeds from sales of property and equipment, adjusted to remove the impact of: (1) cash taxes arising from debt extinguishment; (2) tax payments related to business unit divestitures; (3) costs associated with withdrawal from or termination of multi-employer pension plans; and (4) restructuring payments, net of tax.

For 2014, if our targets for the EPS Measure and the FCF Measure are both met but not exceeded, the percentage of salary target amount to each NEO (other than Messrs. Boucher and Holmes) will be the same percentage of his salary as set forth in the 2013 table above in the “At Target Performance Level” column. One-half of the targeted payout amounts will be attributable to each measure. If the EPS Measure target is exceeded and the FCF Measure target is met or exceeded, the targeted payout amount to each NEO (other than Messrs. Boucher and Holmes) will increase. That increase is approximately 6.25% of the targeted payout amount for each $0.01 by which we exceed the EPS Measure target, up to a maximum of $0.16 per share, resulting in a possible maximum payout equal to 200% of the targeted payout amount. There is no increase in the targeted payout amount if the EPS Measure target is not exceeded, even if the FCF Measure target is exceeded. If either target is not met, bonus will be paid at an amount below target if the EPS Measure threshold is exceeded or the FCF Measure is met.

Long-Term Incentive Compensation.  Our long-term incentive compensation includes a mix of performance-based, cash LTIP, RSUs and stock options. Long-term incentive compensation further aligns NEO compensation with our stockholders’ interests by motivating our NEOs to promote Republic’s long-term health and growth.

Long-Term Cash Incentive Awards.  Similar to annual cash incentive awards, LTIP awards are based on achieving pre-established performance goals. Cash flow value creation (“CFVC”) and return on invested capital (“ROIC”) are the key performance metrics to determine long-term cash incentive awards. We believe that our stockholders are primarily concerned with our ability to generate free cash flow and provide them with a reasonable return on their investment. Therefore, we believe that using these metrics serves to closely align management’s interests with our stockholders’ interests. In addition, we believe that these metrics tie long-term incentive compensation more directly to Republic and our officers’ actual performance rather than measures subject to the volatility of the stock market.

LTIP performance targets and awards are based on rolling performance periods of three years each, beginning on January 1 of each year. Payouts with respect to each performance period are scheduled to occur following the end of the applicable three-year period. The LTIP payouts are based upon achieving pre-determined levels of CFVC and ROIC, which are approved by the Compensation Committee at the beginning of each three-year performance period. CFVC and ROIC are calculated on a consistent basis, adjusted for material changes caused by new accounting rules or new interpretations of previous accounting rules, and adjusted to remove the impact of costs associated with withdrawal from or termination of multi-employer pension plans.

In 2011, the Compensation Committee established the CFVC and ROIC performance targets for the 2011 — 2013 performance period of $2,456 million and 7.1%, respectively. The table also shows the actual CFVC and ROIC results of $2,201 million and 6.6%, respectively. Because our resulting performance was below the target level of performance, consistent with our pay-for-performance philosophy, the resulting payout was 70.2% of the target payout amount. The actual payouts are also reflected in the Summary Compensation Table in the column titled “Non Equity Incentive Plan Compensation.”

2011 – 2013 Percent of Target Award Earned

                                       (T= Target levels for 100% Payout)

Name	Target LTIP Award	Actual LTIP Payout 2011-2013
Donald W. Slager	$900,000	$631,800
Glenn A. Culpepper(1)	76,389	53,625
Jeffrey A. Hughes	242,000	169,884
Michael P. Rissman	250,000	175,500
Robert Boucher(2)	232,667	—
Tod C. Holmes(3)	500,000	273,001

(1)	Mr. Culpepper received an equivalent payment for the 2011 – 2013 LTIP for 11 months in 2013 based on a prorated target of $76,389.

(2)	Due to his resignation effective October 11, 2013, Mr. Boucher was ineligible for an award payout.

(3)	Mr. Holmes provided notice to the Board of Directors on April 24, 2012 of his intent to retire. At the Board’s request, he agreed to remain with us through May 1, 2013 to provide adequate time to hire a successor and ensure a smooth transition. Mr. Holmes’ Retirement Agreement provided that if Mr. Holmes retired prior to May 1, 2013 at the Board’s request or under certain other conditions, he would receive the compensation and benefits as described in his Retirement Agreement as if he had retired on May 1, 2013. Mr. Holmes received a prorated LTIP award under the EIP through December 31, 2012 and an equivalent amount equal to the payment he would have earned under the EIP for the period of January 1, 2013 through April 30, 2013.

In 2012, the Compensation Committee established the LTIP payout targets for the 2012-2014 performance period. The target awards payable under this plan to Messrs. Slager, Hughes, Rissman, Boucher and Holmes were established at $900,000, $242,000, $250,000, $247,334, and $500,000, respectively. In 2013, the Compensation Committee established the LTIP payout targets for the 2013-2015 performance period. The target award payable to Mr. Slager was established at $900,000 and at $250,000 for each of Messrs. Culpepper, Hughes, Rissman and Boucher. In 2014, the Compensation Committee established the LTIP targets for the 2014-2016 performance period. The target award payable to Mr. Slager was established at $1,500,000 and at $250,000 to each of Messrs. Culpepper, Hughes and Rissman. We believe the CFVC and ROIC performance targets for these performance periods are approximately as difficult to achieve as for the 2011 — 2013 performance period.

Mr. Culpepper is eligible to participate in a portion of the three-year performance period for the 2011-2013 and 2012-2014 LTIP performance periods based on his January 9, 2013 hire date. He is eligible to earn a prorated amount for each of the 2011-2013 and the 2012-2014 performance periods that he could earn under the EIP, except that such amounts that may be earned will not be paid under the EIP, but will be paid as equivalent amounts. Mr. Culpepper’s prorated target awards for the 2011-2013 and the 2012-2014 performance periods are $76,389 and $159,722, respectively.

Equity Compensation.  Our executives participate in an equity incentive program that is administered under our 2007 Stock Incentive Plan and under which they may receive equity awards in the form of RSUs and/or stock options. These equity awards focus our executives on long-term stockholder returns by linking the ultimate value of the equity awards to our longer-term performance. The Compensation Committee believes that long-term, stock-based incentive compensation enhances our ability to attract and retain high-quality talent and motivates that talent to sustain our long-term financial performance and increase stockholder value. We further believe that equity awards offer significant motivation to our officers and other eligible employees and serve to align their interests with our stockholders’ interests. RSUs encourage both the preservation of value already generated and growth in our future value. Stock options align our executives’ interests with new stockholders whose basis in our stock is at current share price and for whom growth in value is of critical interest. While the Compensation Committee will continually evaluate the use of equity compensation types and amounts, it intends to continue to use such awards as part of our overall compensation program.

Additionally, the Compensation Committee considers the accomplishment of certain key initiatives that management and the Board establish on an annual basis as part of the planning process. Based on the Compensation Committee’s assessment of progress toward accomplishing these key initiatives, a specified portion of the annual RSU awards to the NEOs and certain other senior executives may be increased or decreased by up to 10% from what they would have been absent the assessment of such progress. The actual RSU awards for 2013 were decreased for each of the NEOs and certain other senior executives.

In February 2013, Messrs. Slager, Culpepper, Hughes, Rissman and Boucher were granted the following number of RSUs: 80,206; 25,708; 7,713; 15,425 and 10,797, respectively, that vest in equal annual installments over four years and will be settled in common stock promptly after vesting (if not deferred into the Deferred Compensation Plan). In February 2013, Messrs. Slager, Culpepper, Hughes, Rissman and Boucher were granted stock options in the following amounts: 190,253; 95,128; 47,564; 47,564 and 47,564, respectively. All of the options for the NEOs vest in equal annual installments over four years or as provided in their agreements. The full amount of the 2013 RSU and stock option grants, and all unvested awards granted in prior years, made to Mr. Boucher were forfeited as of his resignation date of October 11, 2013.

The award of RSUs and stock options granted to Mr. Culpepper was comprised of his annual grant of 16,067 RSUs and 47,564 stock options, and an additional award of 9,641 RSUs and 47,564 stock options granted in connection with his hiring, that will vest in equal installments over four years beginning on the anniversary date of the grant date.

Other Benefits and Modest Perquisites.  Our executive compensation program includes other benefits and modest perquisites whose value is fully detailed in the “All Other Compensation” table. The Compensation Committee reviews the amount and appropriateness of these other benefits and perquisites annually. For 2013, the benefits and perquisites to NEOs fell primarily into three general categories: (a) matching contributions to 401(k) and deferred compensation accounts; (b) retirement contributions to deferred compensation accounts; and (c) value attributable to life insurance we provide to our NEOs.

Matching 401(k) Contributions.  We match a portion of contributions made by all of our employees, including the NEOs, into their 401(k) accounts. This match equals 100% of the first three percent of pay contributed and 50% of the next two percent of pay contributed by an employee up to a maximum defined by the Internal Revenue Service.

Deferred Compensation Contributions.  Because our NEOs and other employees are limited by federal law as to the amount they may contribute to their 401(k) accounts ($17,500 in 2013, or $23,000 per year for persons 50 years old or older), we have established a Deferred Compensation Plan (“DCP”) that permits participants to defer additional amounts of their compensation to provide better for their retirement. Under the DCP, most participants also are eligible for matching contributions. The matching contribution under the DCP is equal to the lesser of two percent of the participant’s eligible compensation under the plan over the established 401(k) limit ($255,000 in 2013), or 50% of the participant’s annual deferrals.

In addition, in 2005, we began making discretionary retirement contributions to certain of our senior executives’ deferred compensation accounts. The Compensation Committee reviews these discretionary amounts annually, and may change the amounts or discontinue the contributions at any time. Each contribution amount is a fixed dollar amount that depends on the participant’s title and position in the organization, among other considerations. Unless otherwise specified, retirement contributions vest in one of four ways: (1) upon a participant satisfying the age, service and, in certain instances, notice requirements necessary to qualify for retirement; (2) in the event of death or disability, the retirement contributions vest immediately; (3) if a participant’s employment is terminated “without cause,” the retirement contributions vest immediately but are not available to the participant until the earlier of the fifth anniversary of the termination date or the date the participant would have become eligible for retirement; or (4) if we complete a transaction that is deemed a change in control, all retirement contributions vest immediately and may be paid out depending upon the original election of the participant. Mr. Culpepper received a contribution of $65,000 in 2013. Messrs. Hughes and Rissman each received a contribution of $65,000 in each of 2011, 2012 and 2013. The contributions will vest under the terms of the DCP, as described above. Mr. Boucher received a contribution of $55,000 in 2011 and a contribution of $65,000 in each of 2012 and 2013. These amounts were forfeited upon his resignation because he did not meet the vesting requirements.

Mr. Slager is entitled to a benefit, which was preserved in his new employment agreement from previous agreements, that requires us to pay him a specified amount after termination of his employment for any reason. This payment per his agreement is an amount equal to $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until his date of termination (the “Supplemental Retirement Benefit”). In 2013, the Supplemental Retirement Benefit increased by $174,051.

Supplemental Life Insurance.  We provide life insurance equal to one times salary for all of our full-time, non-probationary employees.

Airplane Use.  Our CEO is permitted to use our airplane for personal travel. The amount reflected in the “All Other Compensation” table as “Aircraft Usage” represents the incremental cost of providing our aircraft to Mr. Slager for personal travel. Other NEOs are permitted to use the aircraft for personal use if the CEO is aboard. At each quarterly meeting, the Compensation Committee reviews the personal use of our airplane for the immediately preceding quarter for reasonableness.

Dividends.  Generally, our executives who receive grants of RSUs receive any dividends we declare on our common stock following the date on which they are granted restricted stock or RSUs. These dividends are in the form of additional RSUs with a value equal to the value of dividends they would have received on the shares of stock underlying the RSUs they hold on the dividend record date. We believe that permitting our executives to receive dividends on awards not yet vested is appropriate because we grant equity to align their interests with our stockholders’ interests, which includes the economic rewards and risks inherent in share ownership.

Employment Agreements

We maintain employment agreements with Messrs. Slager and Hughes to clarify their employment rights and responsibilities and to impose certain post-employment limitations on their rights to compete with us or to solicit our customers or employees. On October 29, 2013, Mr. Slager and Republic entered into an amended and restated Employment Agreement. Messrs. Culpepper and Rissman do not have employment agreements but instead are eligible to participate in our Executive Separation Policy. For more information regarding such agreements and policy, see “Executive Compensation — Employment Agreements and Post-Employment Compensation.”

Executive Separation Policy

In 2010, the Compensation Committee adopted the Republic Services, Inc. Executive Separation Policy (the “Separation Policy”) to ensure that Republic is able to attract and retain the most qualified and capable professionals to serve in key executive positions to maximize the value of Republic for the benefit of our stockholders, and to cover executives who may be hired or promoted in the future. The Separation Policy describes the benefits we will provide the executives under certain circumstances if their employment ends. The Separation Policy is in effect for any CEO, President, Chief Operating Officer, Chief Financial Officer, General Counsel, Executive Vice President, Senior Vice President, Region President, Vice President or Area President (collectively, the “Covered Executives”) who does not have an employment agreement with us. Currently, Messrs. Culpepper and Rissman are the only NEOs who are covered under the Separation Policy.

Under the Separation Policy, Covered Executives (other than those who have employment agreements) will receive severance benefits if we terminate their employment without “cause” (as defined in the policy). The Separation Policy also contains a double-trigger change in control provision that provides for enhanced severance benefits for a termination “without cause” or a resignation for “good reason” within one year following a “change in control” (each as defined in the policy). Severance benefits are payable only if the employee signs the appropriate form of our Non-Competition, Non-Solicitation, Confidentiality and Arbitration Agreement and signs a separation agreement containing a waiver and release of legal claims. The Compensation Committee may modify or terminate the Separation Policy prior to a change in control for all Covered Executives who have not had a termination of employment prior to the modification or termination as long as the modification applies to all Covered Executives in the same category.

Stock Ownership Guidelines and Anti-Hedging and Anti-Pledging Policies

We maintain stock ownership guidelines, ranging up to five times salary for our CEO, for our executive officers and other members of senior management. For a discussion of our stock ownership guidelines and anti-hedging policy, see “Security Ownership of the Board of Directors and Management — Security Ownership and Anti-Hedging and Anti-Pledging Policies” above.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code currently limits the income tax deductibility of certain compensation in excess of $1.0 million paid to each of any publicly-held corporation’s chief executive officer and three other most highly compensated executive officers (excluding the chief financial officer). We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any year does not exceed $1.0 million. Qualifying performance-based compensation generally is not subject to the deduction limits if certain requirements are met. We do not have a policy that requires all of our compensation to be deductible for purposes of Section 162(m). Our compensation programs are structured to support organization goals and priorities and stockholder interests. Although we consider accounting and tax treatments when making compensation decisions, they are not determinative and from time to time our Compensation Committee or Board uses non-deductible forms of compensation (e.g., time-vested RSUs, or incentive payments paid at target upon termination in connection with a change in control) when it deems them necessary or advisable to attract, retain or incentivize our executives.

The options we grant to certain of our executive officers are intended to qualify as performance-based compensation that is not subject to deduction limits. Payments under the stockholder-approved Executive Incentive Plan approved by stockholders at the 2009 annual meeting and being submitted to the stockholders for re-approval at this Annual Meeting, including annual and long-term incentive payments, are intended to qualify as performance-based compensation that complies with Section 162(m).

Compensation Committee Interlocks and Insider Participation

Messrs. Flynn, Collins, Larson, Nutter and Wickham served as members of the Compensation Committee during 2013. No member of the Compensation Committee was an officer or employee of Republic during the prior year or was formerly an officer of Republic. During 2013, none of our executive officers served on the compensation committee or board of any other entity, any of whose executive officers served either on our Board or on our Compensation Committee.

Compensation Committee Report

The following statement made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act and shall not otherwise be deemed filed under either of these acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

William J. Flynn, Chairperson

Tomago Collins

Michael Larson

W. Lee Nutter

Compensation Program as It Relates to Risk Management

We do not believe our compensation programs for our NEOs or other employees encourage excessive or inappropriate risk-taking or create risks that would be reasonably likely to have a material adverse effect on us. We believe our compensation programs effectively align our corporate and field management teams with our overall goals by motivating them to increase stockholder value on both an annual and a longer-term basis, primarily by improving our earnings and ROIC and generating increasing levels of free cash flow. We achieve this by using simple and measurable metrics to determine incentive pay.

Our annual incentives for executives and corporate and regional managers are based on achieving EPS and free cash flow goals established by the Compensation Committee, which is comprised solely of independent directors. LTIP compensation for executives and senior managers is based on achieving ROIC and CFVC goals established by the Compensation Committee. We also provide executives and senior managers equity awards that are approved by the Compensation Committee to reinforce each manager’s commitment to stockholder return.

Area Presidents and other key managers participate in the LTIP and equity incentive plan. Their annual cash incentive compensation is tied to corporate financial results and the financial and operating metric results for the areas they manage. Their primary financial performance measure is area incentive operating income. Key area operating metrics include safety, pricing, customer service and net sales growth.

General Managers in our field organizations receive equity awards as their long-term incentive to align them with our stockholders. General Managers and their teams also receive salary and annual cash incentive compensation tied to achieving incentive operating income and operating metrics defined during our budget process. Operating metrics could include any combination of price increase, productivity improvements, safety, net sales growth, environmental compliance, customer service and capital budget management, depending on the current year priorities as set by their senior managers and approved by executive management.

We compensate our field sales organization with salary and sales commissions tied to selling or retaining profitable business.

All of our cash incentive plans contain maximum payout limits to ensure that windfall gains in business outcomes do not lead to exaggerated compensation results or to inappropriate risk-taking.

In addition, we maintain stock ownership guidelines for executive officers, along with anti-hedging and anti-pledging policies, both of which encourage long-term performance rather than short-term windfalls.

Summary Compensation Table

The following Summary Compensation Table shows information about the compensation we paid to our CEO, Chief Financial Officer and other executive officers serving as of the end of 2013 for services rendered in all capacities to Republic during 2013, 2012 and 2011. In addition, under SEC rules, we are required to report the compensation received by Messrs. Boucher and Holmes, who were executive officers during a portion of 2013 (Mr. Holmes retired on January 9, 2013 and Mr. Boucher resigned effective October 11, 2013). We refer to the individuals shown in the table below as the “named executive officers” or “NEOs.”

Name and Principal 2013 Positions(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Donald W. Slager	2013	1,000,000	—	2,496,011	1,000,731	2,194,300	488,869	7,179,911
President and Chief Executive	2012	1,000,000	—	2,000,020	1,000,002	1,074,950	283,765	5,358,737
Officer	2011	1,000,000	—	—	1,000,002	12,282,700	178,634	14,461,336

Glenn A. Culpepper	2013	467,308	50,000	800,033	500,373	553,625	159,240	2,530,579
Executive Vice President and
Chief Financial Officer

Jeffrey A. Hughes	2013	428,400		240,029	250,187	598,284	105,255	1,622,155
Executive Vice President,	2012	428,400	—	200,013	250,003	301,517	90,636	1,270,569
Human Resources	2011	420,000	—	—	123,050	1,008,360	90,910	1,642,320

Michael P. Rissman	2013	408,000	—	480,026	250,187	583,500	99,577	1,821,290
Executive Vice President,	2012	408,000	—	500,005	250,003	342,741	87,238	1,587,987
General Counsel and	2011	400,000	—	500,002	249,998	988,733	76,165	2,214,898
Corporate Secretary

Robert Boucher	2013	392,788	—	336,003	250,187	—	87,998	1,066,976
Executive Vice President,	2012	425,000	—	100,008	111,550	271,219	129,129	1,036,906
Operations

Tod C. Holmes(5)	2013	39,808	—	—	—	512,584	5,401,568	5,953,960
Executive Vice President and	2012	575,000	—	1,833,378	500,001	649,850	40,034	3,598,263
Chief Financial Officer	2011	575,000	—	1,249,990	500,001	9,272,750	45,076	11,642,817

(1)	Mr. Culpepper joined the company as Executive Vice President and Chief Financial Officer on January 9, 2013. Mr. Boucher became an executive on August 24, 2012 and resigned effective October 11, 2013; the table reflects his compensation earned for 2012 and 2013. Mr. Holmes was our Executive Vice President and Chief Financial Officer through January 9, 2013.

(2)	Included in the Stock Awards column and the Option Awards column are the grant-date fair values of RSU awards and stock option awards, respectively, granted in 2013, 2012 and 2011 determined in accordance with FASB ASC Topic 718. See Note 11 to our Consolidated Financial Statements included in our Form 10K for the fiscal year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating grant-date fair value pursuant to FASB ASC Topic 718. The amounts shown in the table above reflect grant-date fair value and may not correspond to the actual value that will be realized by the NEOs.

(3)	The amounts shown for 2013 reflect the 2013 annual cash incentive and the 2011-2013 LTIP; all amounts were paid, except to the extent deferred into the Deferred Compensation Plan (“DCP”), in 2014. The amounts shown for 2012 reflect the annual cash incentive and the 2010-2012 LTIP; all amounts were paid, except to the extent deferred into the DCP, in 2013. The amounts shown for 2011 reflect the 2011 annual cash incentive, the 2009-2011 LTIP and the one-time synergy bonus; all amounts were paid, except to the extent deferred into the DCP, in 2012.

The amounts earned by each of the NEOs for 2013 are shown in the table below.

Name	Annual Cash Incentive	2011-2013 LTIP
Donald W. Slager	$1,562,500	$631,800
Glenn A. Culpepper	500,000	53,625
Jeffrey A. Hughes	428,400	169,884
Michael P. Rissman	408,000	175,500
Robert Boucher	—	—
Tod C. Holmes	239,583	273,001

Because Messrs. Culpepper and Holmes were not employed by us during the full performance periods, some or all of the above amounts were not paid under the EIP, but were paid as equivalent amounts.

(4)	See “All Other Compensation for 2013” table for more information regarding amounts shown in this column for 2013.

(5)	Mr. Holmes provided notice to the Board of Directors on April 24, 2012 of his intent to retire. At the Board’s request, he agreed to remain with the company through May 1, 2013 to provide adequate time to hire a successor and ensure a smooth transition. Mr. Holmes’ Retirement Agreement, which was filed in accordance with SEC provisions and fully described in the 2013 Proxy Statement, provided that if Mr. Holmes retired prior to May 1, 2013 at the Board’s request or under certain other conditions, he would receive the compensation and benefits as described in his Retirement Agreement as if he had retired on May 1, 2013. His target award for his Annual Cash Incentive and his 2011-2013 LTIP award is prorated, based on fully completed months, for the period from the beginning of the performance period through May 1, 2013, and adjusted based on actual company performance to determine his payment amount. Any amounts earned after January 1, 2013 will be paid as an equivalent payment equal to the amount Mr. Holmes would have earned as a participant in the EIP.

The amount shown in the All Other Compensation column for 2013 for Mr. Holmes includes the amounts paid to him in accordance with his Retirement Agreement.

All Other Compensation for 2013

	Matching Contribution to 401(k) Plan ($)	Matching Contribution to Deferred Compensation Plan ($)	Retirement Contribution to Deferred Compensation Plan ($)(1)		Value of Supplemental Life Insurance Premiums ($)	Aircraft Usage ($)(2)	Other Taxable ($)(3)	Relocation ($)	Total ($)
Donald W. Slager	10,200	260,654	174,051		1,794	42,170	—	—	488,869
Glenn A. Culpepper	—	—	65,000		1,593	—	398	92,249	159,240
Jeffrey A. Hughes	10,200	23,735	65,000		2,045	4,275	—	—	105,255
Michael P. Rissman	10,200	22,935	65,000		988	—	454	—	99,577
Robert Boucher	9,435	12,907	65,000	(4)	656	—	—		87,998
Tod C. Holmes	1,592	191,955	—		358	—	30,740	—	224,645

(1)	Per the provisions of his employment agreement, Mr. Slager will receive a benefit, payable to him within six months of his termination of employment for any reason. This contractual payment is $2,287,972, increased at an annual rate of 6% compounded annually, from December 5, 2008 until the date of his termination. The amount shown for him in this column reflects the annual increase to the payment.

(2)	The amounts shown reflect the incremental cost of providing company-owned aircraft for personal travel. This valuation is calculated in accordance with SEC guidance and differs from the valuation under applicable tax guidelines.

(3)	Included are amounts for Messrs. Culpepper and Rissman for shared payment for health club dues for participation in our wellness program. Included for Mr. Holmes is the value of a retirement gift provided to him in recognition of his 15 years of outstanding service and contributions to Republic.

(4)	This amount was forfeited by Mr. Boucher upon his resignation on October 11, 2013.

Grants of Plan-Based Awards in 2013

The following table sets forth information concerning each grant of an award we made to an NEO during the year ended December 31, 2013 under the Executive Incentive Plan or the Amended and Restated 2007 Stock Incentive Plan. Information regarding our awards under these plans is included in our Compensation Discussion and Analysis. Due to his retirement on January 9, 2013, Mr. Holmes did not receive any grant in 2013.

						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

			Estimated Future Payouts Under Non Equity Incentive Plan Awards
Name	Award Type(1)	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)(3)
Donald W. Slager	Restricted Stock Units	2/8/2013				80,206			2,496,011
	Stock Options	2/8/2013					190,253	31.12	1,000,731
	Long-Term Incentive Compensation (2013-2015)	2/8/2013	225,000	900,000	1,350,000
	Annual Incentive Compensation	2/8/2013	39,063	1,250,000	2,500,000
Glenn A. Culpepper(4)	Restricted Stock Units	2/8/2013				25,708			800,033
	Stock Options	2/8/2013					95,128	31.12	500,373
	Long-Term Incentive Compensation (2013-2015)	2/8/2013	62,500	250,000	375,000
	Annual Incentive Compensation	2/8/2013	12,500	400,000	800,000
Jeffrey A. Hughes	Restricted Stock Units	2/8/2013				7,713			240,029
	Stock Options	2/8/2013					47,564	31.12	250,187
	Long-Term Incentive Compensation (2013-2015)	2/8/2013	62,500	250,000	375,000
	Annual Incentive Compensation	2/8/2013	10,710	342,720	685,440
Michael P. Rissman	Restricted Stock Units	2/8/2013				15,425			480,026
	Stock Options	2/8/2013					47,564	31.12	250,187
	Long-Term Incentive Compensation (2013-2015)	2/8/2013	62,500	250,000	375,000
	Annual Incentive Compensation	2/8/2013	10,200	326,400	652,800
Robert Boucher(5)	Restricted Stock Units	2/8/2013				10,797			336,003
	Stock Options	2/8/2013					47,564	31.12	250,187
	Long-Term Incentive Compensation (2013-2015)	2/8/2013	62,500	250,000	375,000
	Annual Incentive Compensation	2/8/2013	11,875	380,000	760,000

(1)	All equity awards granted in 2013 were granted under the Amended and Restated 2007 Stock Incentive Plan. Annual and long-term cash incentive awards were granted under the Executive Incentive Plan. For further details regarding the annual and long-term cash compensation, see “Executive Compensation — Compensation Discussion and Analysis.” The stock option and RSU awards shown above are scheduled to vest in equal annual installments over four years, beginning on the first anniversary of the grant date. The stock option awards expire seven years from the grant date.

(2)	This shows the payouts that would have been earned under the respective incentive awards if the minimum performance level were achieved. If the minimum level of performance were not achieved, no payout under the respective awards would be made.

(3)	If the maximum level of performance had been achieved under the annual cash incentive plan, the maximum payout would have been 200% of target. If the maximum level of performance is achieved under the LTIP, the maximum payout will be 150% of target.

(4)	Mr. Culpepper was granted a one-time RSU award and one-time stock option award with grant-date values of approximately $300,000 and $250,000, respectively, as a term of his offer of employment. These amounts supplement the annual RSU award and stock option award with grant-date values of approximately $500,000 and $250,000, respectively.

(5)	Mr. Boucher forfeited his 2013 equity awards that were granted to him on February 8, 2013 and did not receive any portion of his 2013-2015 LTIP compensation or his annual incentive compensation due to resignation effective October 11, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects restricted stock, RSU and stock option awards granted to the NEOs that were outstanding as of December 31, 2013. Neither Mr. Boucher nor Mr. Holmes had any outstanding restricted stock, RSU or option awards as of December 31, 2013.

Outstanding Equity Awards at 2013 Fiscal Year End
	Stock Option Awards					Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested ($)
Donald W. Slager	12/30/2005	59,850	—	19.42	12/30/2015
	12/5/2006	74,970	—	28.69	12/5/2016
	12/11/2007	112,500	—	25.51	12/11/2017
	12/9/2008	123,570	—	23.74	12/9/2015
	1/4/2010	86,743	28,915	28.68	1/4/2017
	1/3/2011	92,937	92,937	30.05	1/3/2018
	1/3/2012	56,433	169,301	27.55	1/3/2019
	2/8/2013	—	190,253	31.12	2/8/2020
						1/4/2010	15,961	529,905
						6/25/2010	16,145	536,014
						1/3/2012	57,873	1,921,384
						2/8/2013	81,960	2,721,072
Glenn A. Culpepper	2/8/2013	—	95,128	31.12	2/8/2020
						2/8/2013	26,269	872,131
Jeffrey A. Hughes	12/5/2006	22,500	—	28.69	12/5/2016
	12/11/2007	807	—	25.51	12/11/2017
	2/16/2010	7,125	2,375	27.02	2/16/2017
	2/15/2011	11,500	11,500	29.84	2/15/2018
	1/3/2012	14,108	42,326	27.55	1/3/2019
	2/8/2013	—	47,564	31.12	2/8/2020
						1/3/2012	5,788	192,162
						2/8/2013	7,882	261,682
Michael P. Rissman	7/30/2007	9,000	—	28.00	7/30/2017
	12/11/2007	6,300	—	25.51	12/11/2017
	1/4/2010	33,363	11,121	28.68	1/4/2017
	1/3/2011	23,234	23,234	30.05	1/3/2018
	1/3/2012	14,108	42,326	27.55	1/3/2019
	2/8/2013	—	47,564	31.12	2/8/2020
						1/4/2010	4,886	162,215
						1/3/2011	8,622	286,250
						1/3/2012	14,468	480,338
						2/8/2013	15,762	523,298

(1)	The value of the RSUs and restricted stock is based on $33.20 per share, which was the closing price of Republic’s stock on December 31, 2013, the last trading day of our fiscal year.

(2)	The vesting dates and number of shares vesting for the options, restricted stock and RSUs are shown in the following table.

	Stock Options		Stock/RSUs
Name	Vesting Date	Number Vesting	Vesting Date	Shares Vesting

Donald W. Slager	1/3/2014	46,468	1/3/2014	19,291
	1/3/2014	56,434	1/4/2014	15,961
	1/4/2014	28,915	2/8/2014	20,490
	2/8/2014	47,563	6/25/2014	16,145
	1/3/2015	46,469	1/3/2015	19,291
	1/3/2015	56,433	2/8/2015	20,490
	2/8/2015	47,563	1/3/2016	19,291
	1/3/2016	56,434	2/8/2016	20,490
	2/8/2016	47,563	2/8/2017	20,490
	2/8/2017	47,564

Glenn A. Culpepper	2/8/2014	23,782	2/8/2014	6,567
	2/8/2015	23,782	2/8/2015	6,567
	2/8/2016	23,782	2/8/2016	6,567
	2/8/2017	23,782	2/8/2017	6,568

Jeffrey A. Hughes	1/3/2014	14,109	1/3/2014	1,929
	2/8/2014	11,891	2/8/2014	1,970
	2/15/2014	5,750	1/3/2015	1,929
	2/16/2014	2,375	2/8/2015	1,971
	1/3/2015	14,108	1/3/2016	1,930
	2/8/2015	11,891	2/8/2016	1,970
	2/15/2015	5,750	2/8/2017	1,971
	1/3/2016	14,109
	2/8/2016	11,891
	2/8/2017	11,891

Michael P. Rissman	1/3/2014	11,617	1/3/2014	4,311
	1/3/2014	14,109	1/3/2014	4,822
	1/4/2014	11,121	1/4/2014	4,886
	2/8/2014	11,891	2/8/2014	3,940
	1/3/2015	11,617	1/3/2015	4,311
	1/3/2015	14,108	1/3/2015	4,823
	2/8/2015	11,891	2/8/2015	3,941
	1/3/2016	14,109	1/3/2016	4,823
	2/8/2016	11,891	2/8/2016	3,940
	2/8/2017	11,891	2/8/2017	3,941

Option Exercises and Stock Vested in 2013

The following table reflects stock options exercised and the vesting of previously granted restricted stock and RSUs for each of the NEOs during the year ended December 31, 2013. The value realized upon exercise of the options and the shares represented by the vesting of the restricted stock or RSUs is based on the closing price of our stock on the exercise date and the vesting date, respectively.

	Option Awards		Stock or RSU Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Donald W. Slager	—	—	50,640	1,568,355
Glenn A. Culpepper	—	—	—	—
Jeffrey A. Hughes(1)	44,503	541,751	1,887	56,116
Michael P. Rissman(1)	9,510	102,956	13,997	416,883
Robert Boucher	23,250	86,541	856	26,639
Tod C. Holmes(1)	383,832	2,582,185	127,825	3,827,571

(1)	Amounts vested in 2013 include RSUs deferred by Messrs. Holmes, Hughes and Rissman. Mr. Holmes deferred 102,794 RSUs ($3,076,084 at the time of vesting) that vested in 2013 and that will be distributed in accordance with his distribution elections following his retirement. Mr. Hughes deferred 1,857 RSUs ($55,209 at the time of vesting) that vested in 2013 and that will be distributed in accordance with his distribution elections following his separation from service. Mr. Rissman deferred 4,377 RSUs ($130,128 at the time of vesting) that vested in 2013 and that will be distributed in accordance with his distribution elections following his separation from service.

Nonqualified Deferred Compensation in 2013

The following table reflects information concerning the participation of our NEOs in our nonqualified deferred compensation plan and Mr. Slager’s Supplemental Retirement Benefit for the year ended December 31, 2013. For a description of that plan and his benefit, see “Executive Compensation — Compensation Discussion and Analysis — Other Benefits and Modest Perquisites — Deferred Compensation Contributions.”

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Donald W. Slager	191,243	434,705	(7,027)	—	5,027,823
Glenn A. Culpepper	27,419	65,000	18,416	—	110,834
Jeffrey A. Hughes	193,598	88,735	363,156	—	2,600,794
Michael P. Rissman	23,175	87,935	90,264	—	873,338
Robert Boucher(5)	174,888	12,907	112,031	—	573,157
Tod C. Holmes	332,887	191,955	1,722,871	—	10,759,858

(1)	For Messrs. Slager, Culpepper, Hughes, Rissman, Boucher and Holmes, executive contributions in the last fiscal year include amounts included in Base Salary and in All Other Compensation in the Summary Compensation Table for 2013.

(2)	This column includes retirement contributions made by Republic to the plan on behalf of Messrs. Culpepper, Hughes and Rissman in the amount of $65,000 for each executive. These amounts vest in accordance with the terms of the plan described in the Compensation Discussion and Analysis. Coincident with his resignation on October 11, 2013, unvested contributions made by Republic to Mr. Boucher’s account in 2013 and earlier were forfeited by him and are not reflected in this table. Per the provisions of his employment agreement, Mr. Slager will receive a benefit, payable to him within six months of his termination of employment for any reason. This contractual payment is $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until the date of his termination. The amount set forth in the table above reflects the annual increase to the payment. All other amounts in this column relate to matching contributions made by Republic during 2013 that are attributable to 2012 executive contributions.

(3)	For deferrals of RSUs, earnings are calculated based on the change in the price of our common stock during 2013. For cash deferrals, earnings are calculated based on the performance of measurement funds selected by the participants.

(4)	Includes amounts reported in the 2013 Summary Compensation Table as compensation for 2013, 2012 or 2011: Mr. Slager: $464,705 in 2013, $370,370 in 2012, and $1,525,640 in 2011; Mr. Culpepper: $92,419 in 2013; Mr. Hughes: $131,575 in 2013, $354,492 in 2012, $646,880 in 2011; Mr. Rissman: $104,255 in 2013, $353,087 in 2012, and $121,207 in 2011; Mr. Boucher: $52,185 in 2013 and $252,790 in 2012, and $208,561 in 2011; and Mr. Holmes: $1,449,943 in 2013, $1,397,909 in 2012, and $2,766,724 in 2011.

(5)	Amounts shown for Mr. Boucher exclude amounts, including any company contributions, and earnings on those amounts that were forfeited by him on his resignation on October 11, 2013.

Employment Agreements and Post-Employment Compensation

We have employment agreements with Messrs. Slager and Hughes. These agreements, among other things, provide for consideration to be paid to the executive upon termination of employment, as described below. Each of these employment agreements contains post-termination restrictive covenants, including a covenant not to compete and not to solicit customers and employees. The post-termination restrictive covenants last for two years for Mr. Hughes. Mr. Slager’s restrictions also last two years, except that if his employment is terminated by us without cause or if he has a termination for good reason within six months before or two years after a change in control, his restrictions last three years. Each of these agreements provides for a minimum base salary and eligibility to participate in our performance-based annual and long-term incentive plans. These employment agreements also provide for accelerated vesting of equity-based awards in certain circumstances.

Messrs. Culpepper and Rissman do not have employment agreements with us. Instead, each participates in our Separation Policy, and in certain other of our benefit plans, as described below. Severance benefits under the Separation Policy are payable only if Mr. Culpepper or Mr. Rissman: (1) signs an agreement containing non-solicitation, confidentiality and arbitration provisions and, if appropriate, a non-competition provision (which they both have done); (2) executes a separation agreement containing a full release of legal claims; (3) refrains from disparaging Republic following his employment with us; and (4) provides reasonable cooperation and assistance concerning legal or business matters as requested by Republic following his employment. The Separation Policy also provides for accelerated vesting of equity-based awards in certain circumstances.

The Compensation Committee may use its discretion to make post-termination payments to executive officers that may not be required pursuant to the terms of their employment agreements or the Separation Policy if such payments are determined to be in Republic’s best interests.

Mr. Slager.  On October 29, 2013, Mr. Slager and Republic entered into an amended and restated Employment Agreement (the “2013 Slager Agreement”), effective immediately, which supersedes the Employment Agreement between Mr. Slager and Republic that was entered into and effective as of March 30, 2012 (the “2012 Slager Agreement”). The 2013 Slager Agreement contains the following changes to the 2012 Slager Agreement: (1) provides that upon a termination of employment by Republic without cause or by Mr. Slager for good reason in connection with a change in control, all of his equity grants outstanding as of the date of termination shall vest whether or not otherwise vesting in the year of termination; (2) provides that upon a termination of employment by Republic without cause or by Mr. Slager for good reason in connection with a change in control, the vesting and payment of long-term awards will be at target and without proration; and (3) modifies the definition of “cause” for termination of his employment in the event of crime to be his conviction of or plea of guilty or nolo contendere to a felony. The 2013 Slager Agreement preserves unchanged the remaining material terms of the 2012 Slager Agreement, including: 2013 base salary of $1,000,000; target annual incentive compensation for 2013 of 125% of salary, with a range of 0% to 250% of salary; merit and other bonuses, long-term awards, and equity awards under the 2007 Stock Incentive Plan as may be determined by the Board of Directors or a committee thereof; and a Supplemental Retirement Benefit equal to $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until the date of his termination.

Mr. Culpepper.  Mr. Culpepper joined Republic as Executive Vice President and Chief Financial Officer on January 9, 2013. His base salary is $500,000 and his target annual incentive compensation for 2013 is 80% of salary, with a range of 0% to 160% of salary.

Mr. Hughes.  Mr. Hughes entered into an employment agreement that was effective December 5, 2008. Mr. Hughes’ base salary for 2013 remained $428,400. Mr. Hughes’ target annual incentive compensation is 80% of salary, with a range of 0% to 160% of salary.

Mr. Rissman.  Mr. Rissman’s base salary for 2013 remained $408,000. Mr. Rissman’s target annual incentive compensation is 80% of salary, with a range of 0% to 160% of salary. Mr. Rissman and Republic entered into a non-competition, non-solicitation, confidentiality and arbitration agreement on October 30, 2013, effective immediately, that supersedes his February 9, 2010 non-solicitation, confidentiality and arbitration agreement. The new agreement includes a non-competition provision and acknowledges that the restriction on engaging in the practice of law is limited to the restrictions imposed by the applicable ethical rules of professional conduct.

Mr. Boucher.  Mr. Boucher resigned from Republic effective October 11, 2013. In accordance with the Executive Separation Policy, Mr. Boucher was paid his base salary through the date of termination and any accrued but unpaid vacation, the amount of which is reflected in the Summary Compensation Table. Under COBRA, Mr. Boucher was entitled to continued coverage of health, dental and vision coverage through October 11, 2013, to the extent he was covered by those benefits prior to his termination. In addition, the vesting of his outstanding equity ceased as of his termination date; any vested stock options remained exercisable for a period of 90 days following his termination in accordance with the underlying stock option agreements. Mr. Boucher is not entitled to a payment of any portion of the annual cash incentive or any LTIP awards that were outstanding as of the date of his resignation.

Mr. Holmes.  In accordance with Mr. Holmes’ employment agreement, we paid him $3,100,000, which is attributable to distributions of deferred compensation he had previously received as a result of the merger with Allied in 2008. In addition, he received a lump sum payment of $1,900,000. Under his employment agreement, Mr. Holmes is entitled to a gross-up payment for any excise taxes that may be due as a result of our merger with Allied. While we believe that any payments to him should not be subject to excise taxes, if it is subsequently determined that some or all of his payments are contingent on our merger with Allied and are not reasonable compensation for his services, he would be entitled to a gross up-payment.

We entered into a retirement agreement with Mr. Holmes on June 22, 2012 that provided for his retirement on May 1, 2013 or, if requested by the Board, at an earlier date. To ensure an orderly and smooth transition to Mr. Holmes’ successor, Mr. Holmes expressed his willingness to help select his successor and to be available prior to his retirement to provide assistance to his selected successor in addition to continuing with his regular employment duties and responsibilities. The Board determined that the transition could be completed successfully prior to May 1, 2013 and asked Mr. Holmes to retire on January 9, 2013, which triggered certain benefits under the retirement agreement. Under the retirement agreement, Mr. Holmes: (1) agreed to provide consulting services through December 31, 2013 if requested by Republic or by his successor; (2) received effectively the same compensation and benefits that he would have received under his employment agreement if he had retired on May 1, 2013; and (3) received promptly after execution of the retirement agreement an accelerated restricted stock award with a grant-date value of $583,333, which is four-twelfths of the grant-date value of his discretionary annual RSU and stock option award he received in 2012). The Accelerated Restricted Stock Award vested in full upon Mr. Holmes’ retirement on January 9, 2013.

Other benefits to which Mr. Holmes is or was entitled under his employment agreement or retirement agreement included: (a) the balance of amounts in his DCP accounts previously earned and deferred by him that will be paid out in accordance with his previous elections ($10,759,858 as of December 31, 2013); (b) an equivalent prorated payment for the 2013 annual cash incentive that would have been paid under the EIP in the amount of $239,583 based on actual results for 2013; (c) a prorated payment, a portion of which was an equivalent amount that would have been paid under the EIP, for the 2011-2013 LTIP award in the amount of $273,001; (d) a prorated payment, a portion of which will be an equivalent amount that could have been paid under the EIP, for the 2012-2014 and 2013-2015 LTIP awards, to the extent earned, payable based on actual company performance at such time awards are payable to similarly-situated executives; and (e) immediate vesting, at the time of his retirement, of all outstanding equity awards ($3,723,298). For purposes of calculating the amounts set forth in this paragraph, the value of restricted stock and RSUs was based on $30.00 per share, the closing price of our stock on January 9, 2013, Mr. Holmes’ retirement date, and the value of stock options was based on the spread between the closing price and the exercise price of the options.

Described below is the post-employment consideration payable to Messrs. Slager and Hughes under their respective employment agreements, and to Messrs. Culpepper and Rissman under the Separation Policy, in the event of a covered termination. The tables on the following pages provide information regarding benefits that would have been payable to them upon the occurrence of certain events of termination, assuming the specified events occurred on December 31, 2013. We have not quantified the estimated welfare benefits payable because we do not believe any estimates would be meaningful. We have estimated to the best of our ability the amounts that would have been payable to Messrs. Slager, Culpepper, Hughes and Rissman upon the occurrence of the following events: (1) death; (2) disability; (3) termination without cause by Republic (determined pursuant to the applicable employment agreement or the Separation Policy) or, in the case of Mr. Slager, by him for good reason; (4) termination by Republic without cause or by the executive for good reason following a change in control (without consideration to any reduction in severance benefits that may be required due to the applicable employment agreement or the Separation Policy); and (5) retirement.

We can terminate an executive’s employment without cause at any time. In general, Mr. Slager can terminate his employment for good reason at any time if: (a) his duties and responsibilities have been materially reduced; (b) we have breached the employment agreement and not timely cured the breach; (c) we have terminated or reduced his participation in one or more company-sponsored benefit plans and such termination or reduction does not apply to the other NEOs; (d) his office is relocated outside of Maricopa County, Arizona; (e) the continuation of his rolling employment period is terminated; or (f) his resignation from, or the expiration of his term as a director of, the Board, in either case only if such event occurs as a result of his failure to receive the required votes by our stockholders to be re-elected to the Board. Messrs. Culpepper, Hughes and Rissman can terminate their employment for good reason during the one-year period following a change in control if we reduce their salary, bonus opportunity or title.

For purposes of any calculations in the following tables related to our common stock, the value of restricted stock and RSUs is based on a price of $33.20, the closing price of our stock on December 31, 2013, the last trading day of our 2013 fiscal year, and the value of stock options is based on the spread between that closing price and the exercise price of the options. Also, because actual payouts of the 2012-2014 and 2013-2015 LTIP performance periods have not yet been determined, calculations based on actual payouts of such performance periods assume that actual payouts will be at target. The balance of company contributions to the DCP that were not previously vested will become vested and payable in accordance with the terms of the DCP. The following tables do not include amounts contributed by the executives into their DCP accounts.

Death or Disability

Severance

•

For Mr. Slager, continued base salary for three years, payable in accordance with our standard payroll practices, and mitigated, in the case of disability only, to the extent payments are made to him pursuant to any disability insurance policies paid for by Republic.

Equity

•	Immediate vesting of all outstanding equity awards; stock options remain exercisable for the lesser of five years from the termination date or the remaining term of the option.

Cash Incentive Awards

•

For Mr. Slager, in the event of disability, all annual cash and LTIP incentive awards shall vest and be payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable not later than 60 days following the end of the performance period. In the event of death, all annual cash and LTIP incentive awards shall vest and be payable at target within 30 days of the date of termination, except that any awards determined to be earned prior to his death shall be payable within 2 1/2 months following the end of the applicable performance period at the actual amount determined to be earned.

•

For Messrs. Culpepper, Hughes and Rissman, in the event of death all annual cash and LTIP incentive awards vest and become payable at target within 30 days of the date of termination, and in the event of disability all annual cash and LTIP incentive awards shall vest and be payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable within 2 1/2 months following the end of the performance period; except that, in either case, any awards determined to be earned prior to death or disability shall be payable within 2 1/2 months following the end of the applicable performance period at the actual amount determined to be earned.

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit within six months following his termination due to death or disability.

Other

•	Base salary earned, but not yet paid, and unused vacation, payable in a lump sum within 60 days.

•

In the event of disability, continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer or the government; and Messrs. Culpepper, Hughes and Rissman — in accordance with our benefit continuation policy under COBRA.

Post-Employment Compensation — Death

Name	Severance	Stock Awards	Option Awards	Non Equity Incentive Plan Compensation(1)	Deferred Compensation Payment(2)	Total Compensation Payable
Donald W. Slager	$3,000,000	$5,708,375	$1,775,724	$3,950,000	$3,074,909	$17,509,008
Glenn A. Culpepper	—	872,131	197,866	886,111	79,874	2,035,982
Jeffrey A. Hughes	—	453,844	391,393	1,076,720	346,309	2,268,266
Michael P. Rissman	—	1,452,102	461,529	1,076,400	419,423	3,409,454

(1)	For each of the NEOs, this amount reflects the target 2013 annual cash incentive award and the target LTIP awards for the 2011-2013, 2012-2014 and 2013-2015 performance periods.

(2)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to his beneficiary. For Messrs. Culpepper, Hughes and Rissman, this includes the employer contributions to the DCP made on the executive’s behalf that will be paid to the executive’s beneficiary upon the executive’s death and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

Post-Employment Compensation — Disability

Name	Severance	Stock Awards	Option Awards	Non Equity Incentive Plan Compensation(1)	Deferred Compensation Payment(2)	Total Compensation Payable
Donald W. Slager	$3,000,000	$5,708,375	$1,775,724	$3,094,300	$3,074,909	$16,653,308
Glenn A. Culpepper	—	872,131	197,866	789,736	79,874	1,939,607
Jeffrey A. Hughes	—	453,844	391,393	842,951	346,309	2,034,497
Michael P. Rissman	—	1,452,102	461,529	833,500	419,423	3,166,554

(1)	For Messrs. Slager, Culpepper, Hughes and Rissman, amounts include the actual 2013 annual cash incentive award, the actual LTIP award for the 2011-2013 performance period, and a prorated amount based on actual company results (but calculated using target for purposes of the table above) for the 2012-2014 and 2013-2015 LTIP performance periods.

(2)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Messrs. Culpepper, Hughes and Rissman, this includes the employer contributions to the DCP made on the executive’s behalf that will be paid to the executive upon the executive’s disability and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

Without Cause by Republic or by Mr. Slager for Good Reason

Severance

•	For Mr. Slager, continued base salary for three years, payable in accordance with our standard payroll practices.

•	For Messrs. Culpepper and Rissman, continued base salary for two years.

•	For Mr. Hughes, continued base salary one year.

Equity

•

For Mr. Slager, immediate vesting of all outstanding equity that would otherwise vest in the year of termination; stock options remain exercisable for the lesser of three years from the termination date or the remaining term of the option.

•

For Messrs. Culpepper, Hughes and Rissman, continued vesting of all outstanding equity for up to one year following termination; vested stock options are exercisable for up to one year following termination, but not beyond the original term of the option.

Cash Incentive Awards

•

For Mr. Slager, all annual cash and LTIP incentive awards vest and become payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable not later than 60 days following the end of the performance period.

•

For Messrs. Culpepper, Hughes and Rissman, all annual cash incentive awards vest and become payable on a pro rata basis in an amount determined by the Compensation Committee based on actual company performance, to be paid within 2 1/2 months following the end of the performance period; the right to receive an award for any outstanding LTIP performance period is forfeited.

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit within six months following his termination.

Other

•

Base salary earned, but not yet paid, and unused vacation, payable in a lump sum within 60 days. Continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer of the government; Messrs. Culpepper and Rissman — up to two years; and Mr. Hughes — up to one year.

•	For Mr. Slager, outplacement services for up to one year, with such benefit not to exceed $50,000.

Post-Employment Compensation — Termination without Cause by the Company or by the Executive for Good Reason

Name	Severance	Stock Awards(1)	Option Awards(1)	Non Equity Incentive Plan Compensation(2)	Deferred Compensation Payment(3)	Other Payments(4)	Total Compensation Payable
Donald W. Slager	$3,000,000	$—	$—	$3,094,300	$3,074,909	$50,000	$9,219,209
Glenn A. Culpepper(5)	1,000,000	218,024	49,467	500,000	79,874	—	1,847,365
Jeffrey A. Hughes(5)	428,400	129,447	138,447	428,400	346,309	—	1,471,003
Michael P. Rissman(5)	816,000	596,239	191,310	408,000	419,423	—	2,430,972

(1)	Under the provisions of his employment agreement, Mr. Slager would receive immediate vesting of outstanding equity that would otherwise vest in the year of termination. Because his termination is deemed to have occurred on December 31, 2013, for purposes of this table, no outstanding equity would vest in connection with such termination.

(2)	For Mr. Slager, amounts include his actual 2013 annual cash incentive award, his actual LTIP award for the 2011-2013 performance period, and a prorated amount based on actual company results (but calculated using target for purposes of the table above) for the 2012-2014 and 2013-2015 LTIP performance periods. For Messrs. Culpepper, Hughes and Rissman, the amount in this column reflects the actual award for the 2013 annual cash incentive award.

(3)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Messrs. Culpepper, Hughes and Rissman, this includes the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

(4)	For Mr. Slager, amount is for outplacement services.

(5)	Absent a change in control, Messrs. Culpepper, Hughes and Rissman may not terminate for “Good Reason” and consideration described above would only be provided in the event of a termination by the company without Cause.

Without Cause by the Company or by the Executive for Good Reason — Change in Control

The payments described below, which do not take into consideration any reduction in severance benefits that may be required due to the applicable employment agreement or the Separation Policy, apply in the case of a covered termination if the termination occurs within six months before or two years following a change in control for Mr. Slager, or within one year following a change in control for Messrs. Culpepper, Hughes and Rissman.

Severance

•

For Mr. Slager, a lump sum payment equal to three times the sum of base salary and annual cash and LTIP incentive awards, based on the target award amounts for the performance periods ending in the year prior to the year of termination, payable within six months following his termination of employment.

•

For Messrs. Culpepper, Hughes and Rissman, a lump sum payment in the amount of two times the sum of the current base salary and the target annual cash incentive award for the year in which termination occurs, payable within six months following termination.

Equity

•	For Mr. Slager, immediate vesting of all outstanding equity and continued exercisability of vested options for the lesser of three years from the termination date or the remaining term of the option.

•

For Messrs. Culpepper, Hughes and Rissman, immediate vesting of all outstanding equity and continued exercisability of vested options for up to one year following the executive’s termination, but not beyond the original term of the option.

Cash Incentive Awards

•	All annual cash and LTIP incentive awards outstanding as of the change in control vest and become payable at target no later than ten days following the change in control.

•

For Mr. Slager, all annual cash incentive awards for performance periods commencing after the change in control vest and become payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable not later than 60 days following the end of the performance period; all LTIP incentive awards outstanding as of his termination date shall vest and become payable at target and without proration.

•

For Messrs. Culpepper, Hughes and Rissman, all long-term cash incentive awards for performance periods commencing after the change in control vest and become payable at target within 2 1/2 months following the end of the applicable performance period.

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit within six months following his termination.

Other

•	Base salary earned, but not yet paid, and unused vacation payable in a lump sum within 60 days.

•

Continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer or the government; Messrs. Culpepper and Rissman — up to two years; and Mr. Hughes — up to one year.

•	For Mr. Slager, outplacement services for up to one year, with such benefit not to exceed $50,000.

Post-Employment Compensation — Termination without Cause by the Company or by the Executive for Good Reason — Change in Control(1)

Name	Severance	Stock Awards	Option Awards	Non Equity Incentive Plan Compensation(2)	Deferred Compensation Payment(3)	Other Payments(4)	Total Compensation Payable
Donald W. Slager	$8,700,000	$5,708,375	$1,775,724	$3,950,000	$3,074,909	$50,000	$23,259,008
Glenn A. Culpepper	1,800,000	872,131	197,866	886,111	79,874	—	3,835,982
Jeffrey A. Hughes	1,542,240	453,844	391,393	1,076,720	346,309	—	3,810,506
Michael P. Rissman	1,468,800	1,452,102	461,529	1,076,400	419,423	—	4,878,254

(1)	The payments set forth in this table assume change in control occurring on December 31, 2013.

(2)	Amounts include target 2013 annual cash incentive awards and LTIP awards for each of the 2011-2013, 2012-2014 and 2013-2015 LTIP performance periods.

(3)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Messrs. Culpepper, Hughes and Rissman, this includes the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

(4)	For Mr. Slager, amount is for outplacement services.

Retirement (upon satisfying Republic’s definition of “retirement age” and notice provisions)

Equity

•	For all NEOs, immediate vesting of all outstanding equity; stock options remain exercisable for the lesser of three years from the retirement date or the remaining term of the option.

Cash Incentive Awards

•

All annual cash and LTIP incentive awards vest and become payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable not later than 60 days following the end of the performance period for Mr. Slager, or payable within 2 1/2 months following the end of the applicable performance period for Messrs. Culpepper, Hughes and Rissman.

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit within six months following his retirement.

Other

•	Base salary earned, but not yet paid, and unused vacation, payable within 60 days following termination.

•

Continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer or the government; and Messrs. Culpepper, Hughes and Rissman — in accordance with our benefit continuation policy under COBRA.

Post-Employment Compensation — Retirement(1)

Name	Severance	Stock Awards(2)	Option Awards(2)	Non Equity Incentive Plan Compensation(3)	Deferred Compensation Payment(4)	Total Compensation Payable
Jeffrey A. Hughes	$—	$453,844	$391,393	$842,951	$346,309	$2,034,497

(1)	As of December 31, 2013, only Mr. Hughes was retirement eligible; however, he has not reached normal retirement age and therefore would not receive the amount shown in the Non Equity Incentive Plan Compensation column unless his early retirement was approved by the Board.

(2)	All outstanding equity awards fully vest upon retirement.

(3)	Amounts include Mr. Hughes’ actual annual cash incentive award for 2013, actual LTIP award for the 2011-2013 performance period, and a prorated amount based on actual results (but calculated using target for purposes of the table above) for each of the 2012-2014 and 2013-2015 LTIP performance periods.

(4)	This amount includes the employer contributions to the DCP made on the executive’s behalf that will be paid to the executive, and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

For Cause by the Company or Without Good Reason by the Executive

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit within six months following termination of his employment.

Other

•	Base salary earned, but not yet paid, and unused vacation, payable within 60 days following termination.

•	For Mr. Slager, for termination other than for cause, continued coverage under certain welfare plans until he becomes eligible for benefits from another employer or the government.

•	For Messrs. Culpepper, Hughes and Rissman — continued coverage under certain welfare plans in accordance with our benefit continuation policy under COBRA.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have a written Related Party Transactions Policy that stipulates that any transaction for which disclosure is required under Item 404 of Regulation S-K (an “S-K Transaction”) be approved by both our Chief Executive Officer and the Audit Committee. Generally speaking, an S-K Transaction is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which Republic is a participant, the amount involved exceeds $120,000 in the aggregate, and the transaction involves any director, director nominee, executive officer, 5% stockholder, or immediate family member of any of the foregoing. Under the Related Party Transactions Policy, the related party must disclose in writing to the General Counsel the material facts of the proposed S-K Transaction and the General Counsel (or designee) will then submit the written disclosure to the Chief Executive Officer and the Audit Committee for approval. If the proposed S-K Transaction involves the General Counsel, the written disclosure must be provided to the Chief Executive Officer. As part of its due diligence, the Audit Committee will review and determine, with the advice and assistance of such advisors as it deems appropriate, whether the S-K Transaction would present an improper conflict of interest. In making this determination, the Audit Committee may consider the following factors, among others: (1) whether the transaction terms are at least as favorable to us as those that could be obtained in a transaction between us and an unrelated party; (2) whether there are any compelling business reasons for us to enter into the transaction; and (3) whether the transaction would impair the independence of an otherwise independent director.

As of March 11, 2014, Cascade Investment, L.L.C. (“Cascade”) and the Bill & Melinda Gates Foundation Trust (the “Trust”) owned an aggregate of 90,984,760 shares, or 25.4%, of our common stock. On November 3, 2010, we entered into a standstill agreement (the “Standstill Agreement”) with Cascade and the Trust, under which each of Cascade and the Trust agreed that from November 3, 2010 until the Standstill Agreement terminated (the “Standstill Period”), and subject to certain exceptions, it would not, and would cause its current and future affiliates (the Trust, Cascade and such affiliates collectively, the “Prohibited Persons”) not to, directly or indirectly, without the prior written approval of the Board:

•

acquire, propose or agree to acquire, by purchase or otherwise, shares of our common stock if such acquisition would result in the Prohibited Persons collectively having beneficial ownership of 25% or more of the then outstanding shares of common stock (the “Percentage Limitation”), subject to exceptions for (1) acquisitions by way of stock dividends or other distributions by Republic, (2) certain permitted acquisition transactions that are recommended by the Board and supported by a fairness opinion of an investment banking firm, and (3) the Percentage Limitation being exceeded solely because we acquired shares of our common stock and thereby increased the percentage held by the Prohibited Persons;

•	form or join any group with respect to our common stock other than a group, if any, consisting solely of Mr. Gates, the Trust, Cascade and/or any of their subsidiaries;

•	deposit any of our common stock in a voting trust or subject any of our common stock to any voting agreement or similar arrangement;

•	become a participant in any solicitation of proxies or to seek to influence any person with respect to the voting of our common stock, except in accordance with matters recommended by the Board; or

•	take any action, alone or in concert with any other person or group, to seek control of Republic or otherwise seek to circumvent the limitations of the provisions of the Standstill Agreement.

The Standstill Agreement expired on November 3, 2013 and is no longer in effect.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are asking our stockholders to cast an advisory, non-binding vote to approve the compensation of our NEOs. This proposal, commonly referred to as a “say-on-pay” proposal, gives you the opportunity to approve, not approve or abstain from voting on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation principles, policies and practices described in this proxy statement. The Dodd-Frank Act requires that we submit a proposal to stockholders similar to this one at least every three years. Based on the recommendation of our stockholders, we intend to submit a proposal similar to this one to our stockholders every year.

In considering your vote, you should review with care the information regarding our NEOs’ compensation appearing under the caption “Executive Compensation” on pages 28 through 53, including the “Compensation Discussion and Analysis” beginning on page 28.

We have designed our executive compensation program to attract and retain our executives and to motivate them to increase stockholder value on both an annual and a longer-term basis primarily by improving our earnings and return on invested capital and generating increasing levels of free cash flow. The Compensation Committee believes that our executive compensation program reflects a strong pay-for-performance philosophy and drives the alignment of stockholder and management interests.

Accordingly, we are submitting the following resolution for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Republic approve, on an advisory basis, the compensation of Republic’s NEOs as disclosed in the Proxy Statement for the 2014 Annual Meeting under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other tables and narrative disclosures set forth thereunder.”

This vote is an advisory vote only, and the result will not be binding on us. Although the vote is non-binding, the Compensation Committee values stockholders’ opinions. Accordingly, the Compensation Committee will review the results of voting on this proposal, seek to determine the cause or causes of any significant negative voting results and consider these matters when making future compensation decisions for NEOs.

The Board recommends a vote “FOR” approval of the compensation of our NEOs.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. This selection will be presented to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP has been serving us in this capacity since June 2002. If the stockholders do not ratify the appointment of Ernst & Young LLP, our Audit Committee may reconsider the selection of independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

PROPOSAL 4

APPROVAL OF THE AMENDED AND RESTATED EXECUTIVE INCENTIVE PLAN

In 2001, we adopted the Executive Incentive Compensation Plan. On March 12, 2009, the Compensation Committee approved an amendment and restatement of the Executive Incentive Plan, and our stockholders approved it on May 14, 2009. On February 4, 2014, the Compensation Committee approved an amendment and restatement of the Executive Incentive Plan (the “Plan”). The complete text of the Plan, marked to reflect changes from the Executive Incentive Plan approved by our stockholders on May 14, 2009, is attached to this Proxy Statement as Appendix A. The principal features of the Plan are summarized below. This description is qualified in its entirety by reference to Appendix A.

The Board has directed that the Plan be submitted to our stockholders at the 2014 Annual Meeting. The Board’s intent is that payments under the Plan generally will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). We cannot assure you, however, that any such payments will so qualify. All or a portion of any payments that do not qualify as performance-based compensation under Section 162(m) might not be deductible by us for federal income tax purposes.

If the Plan is not approved by the stockholders, we will not make any new awards under this Plan, and the awards previously granted in 2014 under this Plan will become void. Outstanding long-term awards made on or before December 31, 2013 will continue to be governed by the form of the plan approved by stockholders on May 14, 2009, and we may continue to make payments on such pre-2014 awards even if this (amended and restated) Plan is not approved by the stockholders. If the Plan is not approved by the stockholders, the Compensation Committee would have the discretion to grant cash bonuses or other compensation outside of the Plan to the individuals who would have been eligible to participate in the Plan. No decision to do so has been made at this time, and no employee has a guaranteed right to any bonus or other compensation as a substitute if the stockholders do not approve the Plan.

The Compensation Committee also will retain the discretion to grant cash bonuses or other compensation outside of the Plan even if the Plan is approved by the stockholders. Any cash bonuses paid outside the Plan would not qualify as performance-based compensation under Section 162(m) and, therefore, all or a portion of such bonuses might not be deductible by us for federal income tax purposes. The Board recommends a vote “FOR” the Plan.

General Information

We believe that our future growth and success depends, in large part, upon our ability to attract, motivate and retain competitively superior executives and other key employees. We also believe that short-term and long-term cash incentives have been and will continue to be an important element in achieving this goal, thereby promoting our long-term growth and profitability. The purpose of the Plan is to promote our company’s success, to provide an additional incentive to attract, retain and motivate designated executives and other key employees and to provide them an opportunity to receive incentive compensation dependent upon that success.

Summary of the Plan

The Plan authorizes the granting of annual and long-term cash awards to individuals selected from time to time by the Compensation Committee to participate in the Plan.

Annual awards are designed to recognize the annual contribution of participants to the achievement of our short-term goals and objectives. Long-term awards are designed to recognize the impact by participants upon our achievement of longer-term success in enhancing stockholder value. On February 4, 2014, the Committee approved the 2014 Annual Bonus Plan and the 2014-2016 Long-Term Incentive Plan under the Plan, subject to approval of the Plan by our stockholders. The 2014 Annual Bonus Plan, as it relates to the NEOs, is described above in the section titled “Why Each Element of Compensation is Paid and How the Amount of Each Element of Compensation is Determined — Annual Incentive Compensation.” The 2014-2016 Long-Term Incentive Plan is described above in the section titled “Why Each Element of Compensation is Paid and How the Amount of Each Element of Compensation is Determined — Long-Term Incentive Compensation.” The Committee may in the future approve additional awards for performance periods during the life of the Plan if it is approved by our stockholders.

If a participant in the Plan satisfies the applicable performance goals during the applicable performance period, the award will be paid to the participant in a lump sum cash payment (unless deferred into the DCP). The maximum annual award for a performance period is $10 million and the maximum long-term award for a performance period is $5 million multiplied by the number of full or partial 12-month periods that are in the performance period. These limits do not limit or restrict us from making any award or payment to any person under any other plan or arrangement.

Under the Plan, the performance period for an annual award is generally one calendar year, unless the Committee determines otherwise in advance of granting the annual award. The performance period for a long-term award is generally three calendar years, unless the Committee determines otherwise in advance of granting a long-term award.

Eligibility

Participation in the Plan will be limited to the following positions: the chief executive officer, chief operating officer, chief financial officer, general counsel, executive vice president or region president of Republic or an affiliate. As of the date of this Proxy Statement, we had 10 employees eligible to participate in the Plan. Our other executives and managers will be eligible to participate in a separate incentive plan.

Performance Goals and Measures

Performance goals for each participant must be established in writing during the first 90 days of the applicable performance period. The performance goal of each participant may be based upon one or more of certain performance measures. “Performance measures” means one or more of the following selected by the Committee to measure company, subsidiary, division and/or other operational unit performance for a performance period: (1) the attainment of certain target levels of, or a specified increase in, enterprise value or value creation targets; (2) the attainment of certain target levels of, or a percentage increase in, the after-tax or pre-tax profits, including those that are attributable to continuing and/or other operations; (3) the attainment of certain target levels of, or a specified increase relating to, operational cash flow or working capital, or a component thereof; (4) the attainment of certain target levels of, or a specified decrease relating to, operational costs, or a component thereof; (5) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (6) the attainment of a certain target level of, or a specified increase in earnings per share or earnings per share from Republic’s continuing operations; (7) the attainment of certain target levels of, or a specified percentage increase in, net sales, revenues, net income or earnings before income tax or other exclusions; (8) the attainment of certain target levels of, or a specified increase in, return on capital employed or return on invested capital; (9) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholder equity; (10) the attainment of certain target levels in the fair market value of our common stock; (11) the growth in the value of an investment in our common stock assuming the reinvestment of dividends; (12) the attainment of certain target levels of, or a specified increase in, EBITDA (earnings before interest, taxes, depreciation, depletion, amortization and accretion); (13) the attainment of certain target levels of, or a specified increase in, an objective measure of customer satisfaction and/or loyalty; and/or (14) the attainment of certain target levels of, or a specified increase in, an objective measure of employee engagement. To the extent permitted under Section 162(m), the Committee may, in its sole and absolute discretion: (a) designate additional business criteria upon which the performance measures may be based; (b) modify, amend or adjust the business criteria; or (c) incorporate in the performance measures provisions regarding changes in accounting methods, corporate transactions (including, without limitation, dispositions or acquisitions) and similar events or circumstances.

Although the Plan, like the plan approved by stockholders on May 14, 2009, contains a number of performance measures from which the Compensation Committee may select, the Compensation Committee currently does not intend to change the performance measures for the annual bonus or the LTIP. The performance measures for the 2014 grants continue to be the EPS Measure and the FCF Measure for the annual bonus, and CFVC and ROIC for the LTIP.

Termination of Employment

A participant whose employment is terminated for cause (as defined in the Plan) prior to the date of a payment of an award for any performance period forfeits all right or interest in any award for such performance period. A participant who has a termination of employment for any reason other than for cause prior to the date of payment of any award for any performance period forfeits all right or interest in any award for the applicable performance period, except as otherwise described in any employment agreement, our Executive Separation Policy or herein. If a participant’s employment is terminated by reason of the participant’s disability or retirement (both as defined in the Plan), we will pay the participant a pro rata amount equal to the award payment that would have been paid to the participant had his or her employment continued to the end of the applicable performance period based upon the number of completed months of employment during the performance period that have elapsed prior to termination over the full performance period. Such payment would be made after the end of the applicable performance period. If a participant’s employment is terminated by reason of the participant’s death, we will pay the participant’s estate or beneficiary an amount equal to the full targeted award within 30 days following termination.

Change in Control

In the event of a change in control of Republic (as defined in the Plan), we will pay 100% of the participant’s target awards for the performance periods during which the change in control occurs. Payment of such awards will be made within 10 days following the change in control. The Committee has the discretion to modify the foregoing provisions concerning termination of employment or a change in control at any time prior to the expiration of 90 days after the commencement of a performance period.

New Plan Information — 2014 Annual Cash and Long-Term Cash Incentive Awards

If the Plan is approved by the stockholders, the following chart lists the maximum awards that may be received by the NEO participants and the amount available for additional employees as a group in the 2014 Annual Cash Incentive Plan and the 2014-2016 Long-Term Incentive Plan that have been approved by the Committee:

Name and Position	Maximum 2014 Annual Incentive ($)	Maximum 2014 to 2016 Long- Term Cash Incentive ($)
Donald W. Slager President and Chief Executive Officer	2,500,000	2,250,000
Glenn A. Culpepper Executive Vice President and Chief Financial Officer	800,000	375,000
Jeffrey A. Hughes Executive Vice President, Human Resources	685,440	375,000
Michael P. Rissman Executive Vice President, General Counsel and Corporate Secretary	652,800	375,000
Additional employees as a group(1)	4,050,880	2,250,000

(1)	Maximum 2014 Annual Incentive amount represents the maximum for six employees. Maximum 2014-2016 Long-Term Cash Incentive amount represents the maximum for six employees.

The 2014 Annual Incentive Plan is described above in the section titled “Why Each Element of Compensation is Paid and How the Amount of Each Element of Compensation is Determined — Annual Incentive Compensation.” The 2014 – 2016 Long-Term Incentive Plan is described above in the section titled “Why Each Element of Compensation is Paid and How the Amount of Each Element of Compensation is Determined — Long-Term Incentive Compensation.”

Administration

The Plan will be administered by the Committee. The Committee may in its sole discretion determine the individuals to be granted awards from among those eligible to participate and the performance goals that must be satisfied by the participant to receive payment of an award. The Committee may, however, delegate its authority with respect to any employees other than those who are, or who the Committee anticipates may, as of the end of the tax year in which we would claim a deduction in connection with such award, be “covered employees” under Section 162(m). The Committee has full power and authority to interpret the Plan, to prescribe, amend, and rescind any rules relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

Clawback of Benefits

If, and to the extent, required under applicable law or stock exchange requirements, the Committee may (1) cause the cancellation of any award, (2) require reimbursement of any award by a participant or beneficiary and (3) effect any other right of recoupment of compensation provided under the Plan (each, a “Clawback Policy”). By accepting an award, a participant is agreeing to be bound by any existing or future Clawback Policy we adopt, or any amendments that we may make from time to time to the Clawback Policy in the future, to comply with applicable laws or stock exchange requirements.

Term — Amendment and Termination

If the Plan is approved by the stockholders, it will be effective with respect to awards granted during 2014 and thereafter unless otherwise terminated. For 2019, the material terms of the performance goals will be submitted for re-approval by our stockholders and payment of any awards under the plan for that year or future years will be contingent on that approval.

The Committee may amend or terminate the Plan at any time, provided that (1) no amendment may be made after the date on which an individual is selected as a participant for a performance period that would adversely affect the rights of such participant with respect to such performance period without the consent of the affected participant and (2) no amendment will be effective without the approval of the stockholders to increase the maximum award payable under the Plan or if, in the opinion of counsel to Republic, such approval is necessary to satisfy the applicable requirements of Section 162(m).

Transferability

No award granted under the Plan is assignable or transferable, other than by will or by the laws of descent and distribution.

Federal Income Tax Consequences

Executive officers who receive payment of an award under the Plan will have ordinary income equal to the amount of the award. Such amount is subject to federal income taxes. In addition, such amount is subject to federal employment taxes. Section 162(m) limits the amount of deduction we can take with respect to compensation paid to certain employees, unless an exception applies. The deduction for compensation is not subject to the limitations of Section 162(m) if the compensation qualifies as “performance-based compensation.” The Plan is intended to permit awards that qualify as “performance-based compensation” for purposes of Section 162(m).

PROPOSAL 5

STOCKHOLDER PROPOSAL REGARDING PAYMENTS

UPON THE DEATH OF A SENIOR EXECUTIVE

We have received the following proposal from the International Brotherhood of Teamsters General Fund (“Teamsters”), 25 Louisiana Avenue, NW, Washington, DC 20001, beneficial owners of 356 shares of our stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “Teamsters Proposal”) in this proxy statement as they were submitted to us:

“RESOLVED:  The shareholders of Republic Services, Inc., (the “Company”) urge the Board of Directors to adopt a policy of obtaining shareholder approval for any future agreements and corporate policies that could obligate the Company to make payments, grants or awards following the death of a senior executive in the form of unearned salary or bonuses; accelerated vesting of awards or benefits or the continuation of unvested equity grants; perquisites; and, other payments or awards in lieu of compensation. This policy would not affect compensation that the executive earns and chooses to defer during his or her lifetime. As used herein, “future agreements” include modifications, amendments or extensions of existing agreements.

SUPPORTING STATEMENT:  As shareholders, we support a compensation philosophy that motivates and retains talented executives and ties their pay to the long-term performance of the Company. We believe that such a pay-for-performance approach is needed to align the interests of executives with those of shareholders.

In our view, “golden coffin” agreements, which can require a company to make significant payments or awards after an executive’s death, are inconsistent with that approach and provide payment without performance.

Senior executives are highly compensated and have ample opportunities while they are alive to provide for their estates by contributing to a retirement fund, purchasing life insurance and voluntarily deferring compensation or through other estate planning strategies. We see no reason to saddle shareholders with payments or awards when shareholders are receiving no services in return.

Upon the death of President and CEO Donald W. Slager, our Company estimates in the 2013 proxy statement that it would pay out $14 million in death benefits. The total includes $3 million in severance, $4 million in stock awards, $3.7 million under the non-equity incentive plan and $2.9 million in deferred compensation. Similarly, the other NEOs also are entitled to death benefits.

We agree with Peter Gleason, CFO of the National Association of Corporate Directors, who was quoted in Financial Week as calling “golden coffin” packages a “bad idea.” We disagree that such agreements enhance executive retention, as an executive who is deceased cannot be “retained.”

Accordingly, we ask Republic Services to provide for a shareholder role on this issue. We believe that the existence of such a shareholder approval requirement may induce restraint when parties negotiate such agreements. The proposal does not require prior shareholder approval, which may not always be practical to obtain; there is thus flexibility to seek shareholder approval after material terms of an agreement are agreed upon.

A similar proposal in 2013 garnered 30% support from shareholders.

We urge shareholders to vote FOR this proposal.”

Board’s Statement Recommending a Vote AGAINST the Teamsters Proposal

The Board recommends a vote AGAINST the Teamsters Proposal because the Board believes it would impede our ability to attract and retain top talent, discourage our senior executives from focusing on our long-term results and undermine the effectiveness of our Compensation Committee that is comprised exclusively of independent directors.

The Board believes the Teamsters Proposal would limit our ability to attract and retain top talent.

Our success is highly dependent on cultivating and retaining top executive talent — individuals who are familiar with our overall strategy and our industry and who are uniquely capable of implementing our strategic business initiatives. In the highly competitive executive employment market, we must be able to offer creative and attractive compensation packages, including benefits that are payable upon an executive’s death. Under the Teamsters Proposal, stockholders would be required to approve any benefits payable upon a senior executive’s death. This effectively would eliminate our ability to offer this type of benefit, as it is unrealistic to expect that a potential executive would be willing to wait for a stockholder vote to determine his or her final compensation package. We would be unable to offer a compensation benefit that other companies competing for talent can and do offer, which could easily be the deciding factor for an executive choosing between us and another company. We believe we must have the flexibility to provide compensation packages that meet the demands of the marketplace for talent and allow us to compete effectively.

The proposal discourages the benefits that ensure senior executives are committed to our long-term success.

The Teamsters’ assertion that “an executive who is deceased cannot be ‘retained’” misconstrues the purpose of a compensation package. The clear purpose of all of the elements of our executive compensation program is to attract and retain top executives — while they are alive. No element of compensation is payable only in the event of the executive’s death. To maximize the incentive value of long-term benefits, however, employees must know that payments will not be lost upon their death but will continue for their beneficiaries. Such long-term benefits are a strong incentive for long-term performance. We believe they increase retention, encourage life-long dedication to Republic and discourage short-term risk taking. Providing benefits to an executive’s beneficiary is the ultimate form of long-term incentive. The Board opposes the Teamsters Proposal because it would restrict us from offering benefits that instill lifetime loyalty in executives and drive our long-term success.

Our compensation programs do not burden Republic with payments for which it receives no services in return.

The Board disagrees with the Teamsters’ assertion that our compensation programs “saddle shareholders with payments or awards when shareholders are receiving no services in return.” The majority of the payments made by us following an executive’s death would be in connection with services performed before his or her death (such as retirement and deferred compensation payments and amounts payable upon the vesting of long-term equity incentive awards granted during service, all of which would be payable upon any separation from service). Moreover, the provisions relating to payments at death under our non-equity incentive plan, which apply equally to senior executives and all other participants, were approved by stockholders in 2009. Further, our independent compensation consultant has advised the Compensation Committee that acceleration of equity grants upon death is virtually universal among S&P 500 companies like us.

In addition, we evaluate the need for, and may from time to time purchase, insurance at relatively nominal cost to protect against certain costs that would arise in the event of the death of a senior executive. We have purchased an insurance policy with respect to Mr. Slager that would pay Republic $15 million in the event of his death, and, therefore, there would not be any adverse impact upon our earnings from amounts that would be payable to his estate. The Compensation Committee decided that it would not be cost effective to purchase insurance to protect against the risk of payment associated with the death of any other senior executive. From an actuarial perspective, the probability-weighted cost of any death payment is quite low and is far outweighed by the loyalty and dedication that proper, market-based compensation packages instill in our executives.

The independent directors comprising the Compensation Committee ensure that our compensation packages serve the best interests of Republic and its stockholders.

Our Board believes that to do its job well and to fulfill its fiduciary responsibilities to Republic and our stockholders, our Compensation Committee, comprised exclusively of independent directors, must have the flexibility to determine, after carefully considering all relevant factors and circumstances and with the advice of its independent compensation consultant, what compensation and benefits packages serve the best interests of Republic and its stockholders. For the reasons described above, the Compensation Committee has determined that benefits payable after an executive’s death can be essential to recruiting and retaining the top talent that drives our long-term success. The Compensation Committee also has the perspective to consider the overall compensation available to an executive and how it fits within our total pay-for-performance philosophy. The Teamsters Proposal would limit the Compensation Committee’s ability to structure our compensation programs by subjecting these benefits to a cumbersome stockholder approval process. The members of our Compensation Committee have a deep understanding of our industry and our people and how to best attract, retain and incentivize top talent. They should be empowered to continue to make decisions that are in Republic’s and our stockholders’ best interests without being constrained by the Teamsters Proposal.

Our stockholders already approved the overall compensation of our NEOs and our compensation principles, policies and practices in the say-on-pay vote at the 2013 annual meeting.

As discussed above in more detail under Proposal 2, we ask our stockholders to cast an advisory, non-binding vote on our NEOs’ compensation every year. Although this say-on-pay vote is not intended to address any specific item of compensation, it does reflect the stockholders’ view of our NEOs’ overall compensation and the compensation principles, policies and practices described in the proxy statement. In the say-on-pay vote at the 2013 annual meeting, our stockholders approved the overall compensation of our NEOs and the compensation principles, policies and practices described in last year’s proxy statement. This approval included the arrangements now questioned by the Teamsters Proposal.

Conclusion

The Board believes that our compensation practices have been and will continue to be a key factor in our ability to deliver strong results. The Board believes that adopting the Teamsters Proposal would put us at a competitive disadvantage in recruiting and retaining executive talent and that it is in the best interests of Republic and its stockholders for our independent Compensation Committee to retain the flexibility to design and administer competitive compensation programs. Our Compensation Committee is in the best position to determine the appropriate amount and type of compensation needed to attract, retain and incentivize top talent. Further, our stockholders last year voted in favor of the overall compensation of our NEOs and our compensation principles, policies and practices, including those now questioned by the Teamsters Proposal. In fact, our Board has considered the fact that stockholder support for a virtually identical proposal by the Teamsters has steadily declined over the last three years. The stockholders should continue this trend and vote against the Teamsters Proposal.

The Board recommends a vote “AGAINST” the Teamsters Proposal.

PROPOSAL 6

STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS AND EXPENDITURES

We have received the following proposal from the New York State Common Retirement Fund (the “Fund”), c/o Thomas P. DiNapoli, State Comptroller, Pension Investments & Cash Management, 633 Third Avenue-31st Floor, New York, New York 10017, beneficial owner of 1,638,657 shares of our stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “Fund Proposal”) in this proxy statement as they were submitted to us:

“Resolved, that the stockholders of Republic Services, Inc. (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a. The identity of the recipient as well as the amount paid to each; and

b. The title(s) of the person(s) in the Company responsible decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of Republic Services, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Republic Services contributed at least $1,540,673 in corporate funds since the 2002 election cycle.

(CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Qualcomm, Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.”

Board’s Statement Recommending a Vote AGAINST the Fund Proposal

The Board has considered the Fund Proposal and recommends that you vote AGAINST the proposal. The Board believes that adopting it would impose additional costs and administrative burdens on us without conferring a commensurate benefit on our business and our stockholders.

As a company in the environmental services industry, we are subject to federal, state and local legislation and regulation that can significantly affect how we conduct our business. Because political and public policy can dramatically impact our business and the communities we serve, we believe that participating in the political process is critical to the sustainability of our business goals and to our ability to continue to create stockholder value. We also believe it is our responsibility as a good corporate citizen to participate in the political process and to do so in a lawful, prudent and ethical manner. Political campaign contributions are subject to extensive regulation at the federal, state and local levels. We comply with all applicable laws and regulations pertaining to political campaign contributions, including those requiring public disclosures. As a result of these extensive legal and regulatory disclosures, information on our political contributions is available to stockholders and interested parties through public sources.

We have a Political Contributions Policy, which you can review on our website at

http://www.republicservices.com/corporate/investorrelations/investor-relations.aspx. Our policy requires our representatives to comply with all applicable laws and regulations governing corporate political contributions and regulating corporate participation in public and governmental affairs. It also requires that all corporate political contributions be recommended by members of management and reviewed and approved by our government relations and legal compliance personnel. To be approved, contributions must be lawful and must be appropriate from a business and political perspective.

Historically, federal law has prohibited contributions of corporate funds, property or services to be made in support of political candidates for federal office. The Supreme Court recently issued a ruling in the Citizens United case that continues to prohibit direct corporate contributions to federal political candidates and committees but would permit corporations to make expenditures under certain circumstances regarding political issues. While we have no current intention to change our contribution practices, to the extent we determine to do so in the future it will be in Republic’s best interests.

Political contributions to federal candidates have been and continue to be permitted when made by our political action committee, the Republic Services Employees For Better Government Political Action Committee (the “RSPAC”). The RSPAC is funded entirely by voluntary contributions of the personal funds of our employees and no corporate funds are used by the RSPAC. Executive management of the RSPAC determines the use of contributed funds. The RSPAC’s activities are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. The RSPAC files monthly reports of receipts and disbursements with the Federal Election Commission (“FEC”), as well as pre-election and post-election FEC reports. All political contributions over $200 are made publicly available by the FEC. Under the Lobbying Disclosure Act of 1995, we also submit to Congress publicly available semi-annual reports.

Certain states do allow corporate contributions to candidates or political parties. These states also require that the contributions be disclosed either by the recipient or by the donor. As this information is publicly available, data on political campaign contributions or expenditures by Republic could be obtained without our preparing an additional report.

We believe that our current policies and practices with regard to political campaign contributions, together with applicable federal and state reporting requirements, provide appropriate transparency of our political participation. Adopting a policy as set forth in the proposal would result in additional time and expense to us with little, if any, corresponding benefit for stockholders.

Further, we believe that disclosure of dues paid to trade associations and similar organizations that may engage in political activity could misrepresent our political activities. Trade associations are independent organizations and we do not agree with all positions they take. We may join trade associations for a variety of non-political reasons such as educating our employees or to further our ability to serve customers. We do not believe that there is a practical way for us to track the extent to which any political campaign contributions or expenditures by such associations might be proportionately attributable to our membership dues, and any effort to do so would be a costly diversion of management’s attention away from our business. Also, senior management reports Republic’s membership and participation in trade associations to the Audit Committee on at least an annual basis when it reports on other political activities.

In summary, the Board is satisfied that we have in place a system of accountability and that all political contributions we make are in the best long-term interests of Republic and its stockholders. The Board believes that ample disclosure exists regarding our political contributions to alleviate the concerns cited in the Fund Proposal. Further, a stockholder proposal similar to the Fund Proposal was presented to stockholders at the 2010 annual meeting, at the 2012 annual meeting and at the 2013 annual meeting, and it failed all three times.

Accordingly, the Board recommends a vote AGAINST the Fund Proposal.

EXPENSES OF SOLICITATIONS

Republic will bear the cost of soliciting proxies. In addition to solicitations by mail, our regular employees may solicit proxies in person or by telephone without additional compensation. We will pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, we have engaged Georgeson Inc. to help in the solicitation of proxies for a fee of approximately $10,000 plus associated costs and expenses.

MISCELLANEOUS MATTERS

Our Annual Report on Form 10-K covering the fiscal year ended December 31, 2013 is included with this proxy statement. It contains financial and other information about us, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide upon written request, without charge, to each stockholder of record as of the Record Date a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. Our Annual Report on Form 10-K and exhibits thereto also are available on our website at www.republicservices.com or at the SEC’s website at www.sec.gov.

Any stockholder who wishes to present a proposal for action at our next annual meeting of stockholders, presently scheduled for May 2015, or who wishes to nominate a candidate for our Board, must submit such proposal or nomination in writing to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. The proposal or nomination should comply with the time period and information requirements as set forth in our bylaws relating to stockholder business or stockholder nominations, as applicable. Stockholders interested in submitting a proposal for inclusion in the proxy statement for the 2015 annual meeting of stockholders may do so by following the procedures prescribed in our bylaws and in accordance with the applicable rules under the Exchange Act. Stockholder proposals must be received by our Corporate Secretary at the above address:

•	No later than November 26, 2014, if the proposal is submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act.

•	Between January 8, 2015 and February 7, 2015, if the proposal is submitted under our bylaws, in which case we are not required to include the proposal in our proxy materials.

You are again invited to attend the Annual Meeting at which our management will present a review of our progress and operations. We will hold the Annual Meeting at 10:30 a.m., local time, on Thursday, May 8, 2014 at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260. Directions to the hotel from the Phoenix airport are as follows: Exit the airport east on Loop 202. Merge onto North Loop 101. Continue north to the Princess Exit, exit and turn left. Make a left onto Perimeter Drive and the hotel is on the right.

Other than the items described herein, management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in our best interest. We have prepared the accompanying form of proxy at the Board’s direction and provide it to you at the Board’s request. Your Board has designated the proxies named therein.

APPENDIX A

Republic Services, Inc.

Executive Incentive Plan

(As amended and restated effective as of ~~March 12, 2009~~February 4, 2014)

Introduction

On ~~April 26, 2001,~~March 12, 2009, the Compensation Committee of the Board of Directors adopted the Republic Services, Inc. ~~Long Term Incentive Plan, effective January 1, 2001. Effective January 1, 2003, the Long Term Incentive Plan was amended, restated and renamed the “Executive Incentive Plan” to provide for not only awards designed to encourage and recognize long term performance by participants, but also to include annual awards previously made pursuant to the Company’s Corporate Bonus Program. Effective as of March 12, 2009,~~ Executive Incentive Plan, as amended and restated effective as of March 12, 2009, and our shareholders approved the Plan on May 14, 2009. Effective as of February 4, 2014, the Plan was again amended and restated. It is the intention of the Board of Directors to submit the Plan, as so again amended and restated, for shareholder approval.

1.	Purpose.

The purposes of the Plan are to promote the success of the Company; to provide designated Executive Officers with an opportunity to receive incentive compensation dependent upon that success; and to attract, retain and motivate such individuals.

2.	Definitions.

“Affiliate” means all entities whose financial statements are required to be consolidated with the financial statements of the Company pursuant to United States generally accepted accounting principles.

“Award” means an incentive award, either a Long Term Award~~,~~ or an Annual Award ~~or Synergy Award~~, made pursuant to the Plan.

•

Annual Award ~~(formerly made pursuant to the Corporate Bonus Program)~~ — is designed to recognize the annual contribution of Participants to the achievement of certain short term goals and objectives of the Company.

•	Long Term Award — is designed to recognize the impact by Participants upon the achievement by the Company of longer term success in enhancing shareholder value.

•

~~Synergy Award — is designed to reward Participants based upon the degree to which operating cost savings are generated following the merger of Allied Waste Industries, Inc., a Delaware corporation, into RS Merger Wedge, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the “Merger”) pursuant to the Agreement & Plan of Merger dated as of June 22, 2008.~~

“Award Formula” means one or more objective formulas or standards established by the Committee for purposes of determining an Award based on the level of performance with respect to one or more Performance Goals. Award Formulas may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. The Award Formula for each Performance Period shall be established in writing by the Committee.

“Award Schedule” means the Award Schedule established pursuant to Section 4.1.

“Beneficiary” means the person(s) designated by the Participant, in writing on a form provided by the Committee, to receive payments under the Plan in the event of his or her death while a Participant or, in the absence of such designation, the Participant’s estate.

“Board of Directors” means the Board of Directors of the Company.

“Change of Control” means the occurrence of any of the following:

(i) an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding common stock of the Company (“Shares”) or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change of Control has occurred pursuant to this subsection (~~a~~i), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (a) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (b) the Company or any Related Entity, or (c) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii) the individuals who, as of ~~the effective time of the Merger,~~February 4, 2014, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger Event which results in a Parent Corporation, the board of directors of the ultimate Parent Corporation (as defined in paragraph (iii)(1)(A) below); provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle a Proxy Contest; or

(iii) the consummation of:

(1) a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued ( a “Merger Event”), unless such Merger Event is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger Event where:

(A) the stockholders of the Company immediately before such Merger Event own directly or indirectly immediately following such Merger Event at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger Event (the “Surviving Corporation”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”), or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and,

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger Event constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there are no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and

(C) no Person other than (i) the Company, (ii) any Related Entity, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger Event was maintained by the Company or any Related Entity, or (iv) any Person who, immediately prior to such Merger Event had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation.

(2) a complete liquidation or dissolution of the Company; or

(3) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger Event for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject ~~Persons~~Person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

In addition, a Change of Control shall not be deemed to occur unless the event(s) that causes such Change of Control also constitutes a “change in control event,” as such term is defined in Code Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Management Development and Compensation Committee of the Board of Directors or any successor committee. The Committee shall be composed of not fewer than two directors, each of whom shall be an “outside director” (within the meaning of Code Section 162(m)).

“Company” means Republic Services, Inc. and its successors.

“Determination Period” means, with respect to a Performance Period applicable to any Award under the Plan, the period commencing on or before the first day of such Performance Period and ending 90 days after the commencement of the Performance Period (but in no event after 25% of the Performance Period has elapsed).

“Disability” means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

“Executive Officer” means a person who is the chief executive officer, chief operating officer, chief financial officer, general counsel, ~~controller, corporate~~executive vice president~~,~~ or regional ~~vice president, controller or manager, or area~~ president of the Company ~~or an Affiliate or any other employee of the Company or an Affiliate at or above the general manager level.~~(or any person in the same role if the title of such role changes.)

“Participant” means an Executive Officer selected from time to time by the Committee to participate in the Plan.

“Performance Goal” means the level of performance established by the Committee as the Performance Goal with respect to a Performance Measure. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. Initially, Performance Goals shall include minimum, target and maximum performance levels.

“Performance Measure” means one or more of the following selected by the Committee for a Performance Period: (i) the attainment of certain target levels of, or a specified increase in, the Company’s enterprise value or value creation targets; (ii) the attainment of certain target levels of, or a percentage increase in, the Company’s after-tax or pre-tax profits, including, without limitation, that attributable to the Company’s continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase relating to, the Company’s operational cash flow or working capital, or a component thereof; (iv) the attainment of certain target levels of, or a specified decrease relating to, the Company’s operational costs, or a component thereof; (v) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of bank debt or other of the Company’s long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (vi) the attainment of a certain target level of, or a specified increase in earnings per share or earnings per share from the Company’s continuing operations; (vii) the attainment of certain target levels of, or a specified percentage increase in, the Company’s net sales, revenues, net income or earnings before income tax or other exclusions; (viii) the attainment of certain target levels of, or a specified increase in, the Company’s return on capital employed or return on invested capital; (ix) the attainment of certain target levels of, or a percentage increase in, the Company’s after-tax or pre-tax return on stockholder equity; (x) the attainment of certain target levels in the fair market value of the Company’s Common Stock; (xi) the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; ~~and/or~~ (xii) the attainment of certain target levels of, or a specified increase in, EBITDA (earnings before ~~income tax~~interest, taxes, depreciation ~~and amortization). In addition,~~ , depletion, amortization and accretion); (xiii) the attainment of certain target levels of, or a specified increase in, an objective measure of customer satisfaction and/or loyalty; and/or (xiv) the attainment of certain target levels of, or a specified increase in, an objective measure of employee engagement. Performance Measures may be based upon the attainment by a subsidiary, division or other operational unit of the Company of specified levels of performance under one or more of the measures described above. Further, the Performance Measures may be based upon the attainment by the Company (or a subsidiary, division or other operational unit of the Company) of specified levels of performance under one or more of the foregoing measures relative to the performance of other corporations. To the extent permitted under Code §162(m) (including, without limitation, compliance with any requirements for shareholder approval), the Committee may, in its sole and absolute discretion: (i) designate additional business criteria upon which the Performance Measures may be based; (ii) modify, amend or adjust the business criteria described herein; or (iii) incorporate in the Performance Measures provisions regarding changes in accounting methods, corporate transactions (including, without limitation, dispositions or acquisitions) and similar events or circumstances. Performance Measures may include a threshold level of performance below which no Award will be earned, levels of performance at which an Award will become partially earned and a level at which an Award will be fully earned. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

“Performance Period” means one or more periods of time, as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to payment in respect of an Award. Unless otherwise determined by the Committee in advance, the Performance Period for an Annual Award shall be one calendar year. Unless otherwise determined by the Committee in advance, a Performance Period for a Long Term Award shall be three calendar years.

“Plan” means the Republic Services, Inc. Executive Incentive Plan as ~~set forth herein, which combines the Long Term Incentive Plan and the Corporate Bonus Program, both as~~ amended and restated~~,~~ effective ~~January 1, 2003.~~February 4, 2014, as set forth herein.

“Plan Year” means the calendar year.

“Retirement” means retirement ~~at~~(i) on or after attaining age 65 or (ii) on or after satisfying any of the following age and service requirements provided the Participant provides the Company~~’s normal retirement age or early retirement~~ with ~~the prior written approval of the Company~~written notice of his or her intention to retire at least one year in advance of retirement: age 55 and 20 years of service; age 56 and 10 years of service; or age 60 and five years of service.

3.	Participation.

3.1 Participants shall be selected by the Committee from among the Executive Officers. The selection of an Executive Officer as a Participant for a Performance Period shall not entitle such individual to be selected as a Participant with respect to any other Performance Period; provided, however, that once an Executive Officer becomes a Participant, he shall continue as a Participant until the Committee terminates his participation or an event occurs under the Plan which causes termination of participation.

4.	Awards.

4.1 Award Schedules. With respect to each Performance Period with respect to which an Award may be earned by a Participant under the Plan, prior to the expiration of the Determination Period, the Committee shall establish in writing for such Performance Period an Award Schedule for each Participant. The Award Schedule shall set forth the applicable Performance Period, Performance Measure(s), Performance Goal(s), and Award Formula(s) and such other information as the Committee may determine. Once established for a ~~Plan Year, such items~~Performance Period, such items for any Participant who is, or who the Committee anticipates may, as of the end of the tax year in which the Company would claim a deduction in connection with such Award, be, a “covered employee” for purposes of Code Section 162(m) shall not be amended or otherwise modified to the extent such amendment or modification would cause the compensation payable pursuant to the Award to fail to constitute performance-based compensation under Code Section 162(m). Award Schedules may vary from Performance Period to Performance Period and from Participant to Participant.

4.2 Determination of Awards. A participant shall be eligible to receive payment in respect of an Award only to the extent that the Performance Goal(s) for such Award are achieved and the Award Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s Award has been earned for the Performance Period. As soon as practicable after the close of each Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Award earned by each Participant for such Performance Period based upon such Participant’s Award Formula. The Committee shall then determine the actual amount of the Award to be paid to each Participant and in so doing may use negative discretion to decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance. ~~If the Committee adopts an incentive program (the “Synergy Program”) under this Plan to reward Participants based upon the degree to which targeted operating cost savings are generated following the Merger, the portion of any benefit payable under such program that is payable in cash pursuant to the terms of the program shall be payable under this Plan and the maximum amount of the cash benefit so payable to any Participant shall be $15,000,000. Except as otherwise provided in the preceding sentence, anything~~Anything in this Plan to the contrary notwithstanding:~~(i)~~ the maximum Award payable ~~(x) with respect~~ to any one Participant is (i) in the case of an Annual Award, $10,000,000 with respect to any ~~Participant with respect to the~~ Performance Period ~~for such Award shall be $7,500,000, and (y) with respect to~~; and (ii) in the case of a Long Term Award ~~to any Participant with respect to~~, $5,000,000 multiplied by the number of full or partial 12-month periods that are in the Performance Period ~~for such Award shall be $7,500,000; and~~.

~~(ii) the sum of any Annual Award and any Long Term Award payable in any calendar year shall not exceed $7,500,000.~~

4.3 Payment of Awards. Awards shall be paid in a lump sum cash payment after the amount thereof has been determined and certified in accordance with Section 4.2. Except as otherwise provided in any Employment Agreement or Award Schedule, payment of any Award shall be made at such time determined by the Committee that is within the first 2 1/2 months of the Company’s taxable year that immediately follows the last day of the applicable Performance Period. The Committee may, subject to such terms and conditions and within such limits as it may from time to time establish, permit one or more Participants to defer the receipt of amounts due under the Plan in a manner consistent with the requirements of Code Section 409A and Code Section 162(m) so that any increase in the amount of an Award that is deferred shall be based either on a reasonable rate of interest or the performance of a predetermined investment in accordance with Treasury Regulation 1.162-27(e)(2)(iii)(B). If any Award which is earned pursuant to this Section 4 is paid prior to the time determined when the Award was initially granted, the amount of such Award shall be reduced by an appropriate discount factor determined by the Committee.

4.4 Change of Control. All Performance Goals and other conditions to payment of Awards shall be deemed to be achieved or fulfilled as of the time of a Change of Control. In the event of a Change of Control, the Company shall promptly pay each Participant 100% of the Participant’s Target Award (as established in the applicable Award Schedules) for the Performance ~~Period~~Periods in which the Change of Control occurs. In addition, if at the time of a Change of Control there has been no determination or payment of an Award for the preceding Performance ~~Period~~Periods, the Company shall pay to each individual who was a Participant with respect to such prior Performance ~~Period~~Periods the full amount to which he or she would have been paid assuming certification by the Committee of the performance for such Performance ~~Period~~Periods and no reduction in ~~Target~~ Award payments for factors other than ~~performance factors~~those resulting from the failure to satisfy the applicable Performance Goals. Payments under this Section 4.4 shall be made not later than ten (10) days following the Change of Control. The provisions of this Section 4.4 shall not apply to any or all Participants if and to the extent determined by the Committee prior to the expiration of the Determination Period, in its sole and absolute discretion.

5.	Termination of Employment.

5.1 Termination of Employment.

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Except as otherwise provided in Sections 4.4, 5.2 or 5.3 or otherwise provided by the Committee prior to the expiration of the Determination Period, a Participant who has a termination of employment for any reason other than “cause” prior to the date of payment of an Award shall forfeit all right to or interest in the Award.

•

Except as otherwise provided in Section 5.3, a Participant whose employment is terminated for “cause” (Termination for Cause) prior to the date of payment of an Award shall forfeit all right to or interest in the Award.

Termination for Cause shall mean with respect to any Participant, cause or for cause as defined in any employment, consulting or other agreement for the performance of services between the Participant and the Company, or, in the Executive Separation Policy for any Participant who is covered by the Executive Separation Policy. In the absence of any such agreement or policy or any such definition in such agreement or policy, cause shall mean (i) Participant’s willful and continued failure to substantially perform his duties after he has received written notice from the Company identifying the actions or omissions constituting willful and continued failure to perform, (ii) Participant’s conviction or plea to a felony, misdemeanor or any other crime, (iii) Participant’s actions or omissions that constitute fraud, dishonesty or gross misconduct, (iv) Participant’s breach of any fiduciary duty that causes material injury to the Company, (v) Participant’s breach of any duty causing material injury to the Company, (vi) Participant’s inability to perform his material duties to the reasonable satisfaction of the Company due to alcohol or other substance abuse, or (vii) any violation of the Company’s policies or procedures involving discrimination, harassment, substance abuse or work place violence. Any termination for Cause pursuant to this Section shall be given to the Participant in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Participant for Cause. With respect to Participants other than the Chief Executive Officer: Chief Operating Officer, Chief Financial Officer and General Counsel (the Executive Group), a determination of cause shall be made by the Chief Executive Officer.

With respect to the Executive Group, before any determination by the Company that Cause exists to terminate the Participant, the Company shall cause a special meeting of the Committee to be called and held at a time mutually convenient to the Committee and Participant, but in no event later than ten (10) business days after Participant’s receipt of the notice that the Company intends to terminate the Participant for Cause. Participant shall have the right to appear before such special meeting of the Committee with legal counsel of his choosing to refute such allegations and shall have a reasonable period of time to cure any actions or omissions which provide the Company with a basis to terminate the Participant for Cause (provided that such cure period shall not exceed 30 days). A majority of the members of the Committee must affirm that Cause exists to terminate the Participant. No finding by the Committee will prevent the Participant’s contesting such determination through appropriate legal proceedings, provided that the Participant’s sole remedy shall be to sue for damages, not reinstatement, and damages shall be limited to those that would be paid to the Participant if he had been terminated without Cause.

5.2 Death, Disability or Retirement.

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Except as otherwise provided in Section 5.3 hereof, in the event that a Participant dies after an Award has been granted to the Participant but before it has been determined to be earned pursuant to Section 4.2, there shall be paid to the Participant’s Beneficiary or estate an amount equal to the full targeted Award that the Committee was authorized in accordance with the Award Formula to pay to the Participant pursuant to Section 4.3 had his or her employment continued through the end of the Performance ~~Period~~Periods and had all Performance Goals been met. Payment of all such Awards shall be made within thirty (30) days following the date of termination of the Participant’s employment as a result of death.

•

Except as otherwise provided in Section 5.3 hereof and if and to the extent permitted under Section 409A of the Code, in the event that a Participant’s employment is terminated by reason of Disability or Retirement after an Award has been granted to the Participant but before it has been determined to be earned pursuant to Section 4.2, there shall be paid to the Participant a pro-rated amount equal to the Award payment that the Committee determines would have been paid to the Participant pursuant to Section 4.3 had his or her employment continued through the end of the Performance ~~Period~~Periods, multiplied by a fraction, the numerator of which is the number of completed calendar months of employment during the applicable Performance Period and the denominator of which is the total number of months in the applicable Performance Period. Payment of all such Awards shall be made at the same time as Awards are paid to Participants who remained employed through the end of the applicable Performance Period.

5.3 Committee Discretion. The provisions of Sections 5.1 and/or 5.2 hereof shall not apply to any Participant or Participants if and to the extent (i) determined by the Committee prior to the expiration of the Determination Period, in its sole and absolute discretion, or (ii) provided in any employment, consulting or other agreement for the performance of services between the Participant and the Company, or in the Executive Separation Policy for any Participant who is covered by the Executive Separation Policy.

6.	Administration.

6.1 In General. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. The Chief Executive Officer of the Company may recommend to the Committee Executive Officers for participation and target award levels for Participants.

6.2 Determinations. The actions and determinations of the Committee or others to whom authority is delegated under the Plan on all matters relating to the Plan and any Awards shall be final and conclusive. Such determinations need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

6.3 Appointment of Experts. The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

6.4 Delegation. The Committee may delegate to others the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes, except that the Committee shall not delegate any authority with respect to decisions regarding Plan eligibility or the amount, timing or other material terms of Awards for any Executive Officer who is, or who the Committee anticipates ~~to be~~may, as of the end of the tax year in which the Company would claim a deduction in connection with such Award, be, a “covered employee” for purposes of Code Section 162(m).

6.5 Books and Records. The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

6.6 Payment of Expenses. The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional and expert fees.

6.7 Clawback of Benefits. If, and to the extent, required under applicable law or stock exchange requirements, the Committee may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant or beneficiary, and (iii) effect any other right of recoupment of compensation provided under this Plan (each, a “Clawback Policy”). By accepting an Award, a Participant is agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company, to comply with applicable laws or stock exchange requirements.

7.	Miscellaneous.

7.1 Nonassignability. No Award shall be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by the laws of descent and distribution.

7.2 Withholding Taxes. Whenever payments under the Plan are to be made or deferred, the Company will withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

7.3 Amendment or Termination of the Plan. The Plan may be amended or terminated by the Committee in any respect except that (i) no amendment may be made after the date on which an Executive Officer is selected as a Participant for a Performance Period that would adversely affect the rights of such Participant with respect to such Performance Period without the consent of the affected Participant, and (ii) no amendment shall be effective without the approval of the shareholders of the Company to increase the maximum Award payable under the Plan or if, in the opinion of counsel to the Company, such approval is necessary to satisfy the applicable requirements of Code Section 162 (m).

7.4 Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

7.5 Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is payable under the Plan, such payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company under the Plan.

7.6 Unfunded Plan. Nothing in this Plan will require the Company to purchase assets or place assets in a trust or other entity to which contributions are made or otherwise to segregate any assets for the purpose of satisfying any obligations, under the Plan. Participants will have no rights under the Plan other than as unsecured general creditors of the Company.

7.7 Limits of Liability. Neither the Company, the Committee nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, will have any liability to any party for any action taken or not taken in good faith under the Plan.

7.8 No Right of Employment. Nothing in this Plan will be construed as creating any contract of employment or conferring upon any Participant any right to continue in the employ or other service of the Company or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause.

7.9 Section 409A. It is intended that the Plan comply with Section 409A of the Code. If an Award is payable on account of a termination of employment (i) it shall be paid no earlier than the Participant’s separation from service as determined in accordance with Section 409A and (ii) if at the time of the Participant’s separation from service with the Company, the Participant is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable as a result of such separation from service is necessary in order to avoid the additional tax under Section 409A, the Company will defer the payment or commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following the Participant’s separation from service with the Company (or, if earlier, the date of death of the Participant). The Plan shall be interpreted, administered and operated in accordance with Section 409A, although nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Participant.

7.10 Section Headings. The section headings contained herein are for convenience only and, in the event of any conflict, the text of the Plan, rather than the section headings, will control.

7.11 Invalidity. If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

7.12 Applicable Law. The Plan will be governed by the laws of the State of Arizona, as determined without regard to the conflict of law principles thereof.

7.13 Effective Date/Term. The Plan, as amended and restated effective ~~March 12 2009,~~February 4, 2014, shall be effective only upon the approval by the shareholders of the Company in a manner consistent with the shareholder approval requirements of Code Section 162(m), and shall be effective ~~for~~with respect to Awards granted during the Plan Year in which such approval occurs and ~~each of the next four succeeding~~subsequent Plan Years unless sooner terminated by the Committee in accordance with Section 7.3. Any payment of Awards ~~made on or after March 12, 2009~~under the Plan shall be contingent upon such shareholder approval~~. For~~ of the Plan. Awards made during the fifth succeeding Plan Year~~, the Plan shall remain in effect in accordance with its terms unless amended or terminated by the Committee, and the Committee shall make the determinations required by Section 4 for such Plan Year, but the Plan~~ and subsequent Plan Years shall be effective, but the material terms of the performance goals within the meaning of Code Section 162(m) shall be submitted for re-approval by the shareholders of the Company at the annual meeting of shareholders held during such fifth Plan Year, and payment of all Awards ~~under the Plan for~~granted during such Plan Year and any future Plan Years shall be contingent upon such approval.

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REPUBLIC SERVICES, INC. ATTN: INVESTOR RELATIONS 18500 NORTh ALLIEd WAy PhOENIx, AZ 85054 VoTe BY INTeRNeT - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. eLeCTRoNIC DeLIVeRY oF FUTURe PRoXY MATeRIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VoTe BY PHoNe - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VoTe BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M67018-P48469 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. RePUBLIC SeRVICeS, INC. The Board of Directors recommends you vote FoR all the listed nominees and FoR Proposals 2, 3 and 4. 1. Election of Directors Nominees: 1a. James W. Crownover 1b. Tomago Collins 1c. Ann E. Dunwoody 1d. William J. Flynn 1e. Michael Larson 1f. W. Lee Nutter 1g. Ramon A. Rodriguez 1h. Donald W. Slager For Against Abstain For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ﬁduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized ofﬁcer. Signature [PLEASE SIGN WITHIN BOX] Date For Against Abstain 1i. Allan C. Sorensen 1j. John M. Trani 2. Advisory vote to approve the compensation of our named executive ofﬁcers. 3. Ratiﬁcation of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting ﬁrm for 2014. 4. Approval of the Amended and Restated Executive Incentive Plan. The Board of Directors recommends you vote AGAINST the following proposals: 5. Stockholder proposal regarding payments upon the death of a senior executive. 6. Stockholder proposal regarding political contributions and expenditures. NoTe: In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof). Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M67019-P48469 PRoXY RePUBLIC SeRVICeS, INC. THIS PRoXY IS SoLICITeD oN BeHALF oF THe BoARD oF DIReCToRS Donald W. Slager and Michael P. Rissman, or either of them, with the power of substitution, are hereby authorized to vote all shares of common stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Republic Services, Inc. to be held at 10:30 a.m., local time, on May 8, 2014, at the Scottsdale Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260 or any postponements or adjournments of the meeting, as indicated hereon. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted FOR each of the nominees for director listed hereon, FOR approval of the compensation of our named executive ofﬁcers, FOR ratiﬁcation of the appointment of Ernst & Young LLP as our independent registered public accounting ﬁrm for 2014, FOR the approval of the Amended and Restated Executive Incentive Plan, AGAINST the stockholder proposal regarding payments upon the death of a senior executive, and AGAINST the stockholder proposal regarding political contributions and expenditures. As to any other matter, the Proxies shall vote in accordance with their best judgment. The undersigned hereby acknowledges receipt of the Notice of the 2014 Annual Meeting of Stockholders, the Proxy Statement, and the Annual Report. PLeASe MARK, SIGN, DATe AND PRoMPTLY ReTURN THIS PRoXY CARD USING THe eNCLoSeD eNVeLoPe. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued on reverse side